Exhibit 4.20

M&A Syndicated Loan Contract

Contract No.: [Redacted]

Dated [Redacted]

[Shanghai Jirong Zhicheng Enterprise Development Co., Ltd.]

(Acting as the Borrower)

[Redacted]

(Acting as the Lead Arranger)

[Redacted]

[Redacted]

(Acting as the Lenders)

And

[Redacted]

(Acting as the Agent)

7.5	Mandatory Prepayment	22
VIII. Payment Provisions		23
8.1	Disbursement of Loan Funds	23
8.2	Payment of Loan Funds	23
8.3	Payments by the Borrower	24
8.4	Payments by the Agent	24
8.5	Application of Payments	25
8.6	Advances	25
8.7	Currency of Payment	25
8.8	Set‑Off	25
8.9	Non‑Business Day	25
8.10	Redistribution	26
IX. Security and Support		26
X. Taxes		27
10.1	Taxes	27
10.2	Stamp Duty	27
XI. Increased Costs		27
11.1	Notice of Increased Costs	27
11.2	Indemnity	27
XII. Changes in Law		28
12.1	Notice of Change in Law	28
12.2	Cancellation and Prepayment	28
XIII. Mitigation of Loss		28
13.1	Mitigation	28
13.2	Limitation of Obligations	29
XIV. Representations and Warranties		29
14.1 Legal Status		29
14.2 Contractual Capacity		29

14.3 Corporate Authorization		29
14.4 Approvals and Licenses		29
14.5 Filing of Enterprise Information		29
14.6 Enforceability		29
14.7 No Conflict with Laws or Other Instruments		30
14.8 Litigation and Arbitration		30
14.9 Insolvency Proceedings		30
14.10 No Event of Default		30
14.11 Compliance with Laws		30
14.12 Ranking of Claims		30
14.13 Waiver of Immunity		30
14.14 Information Disclosure		30
14.15 No Material Adverse Effect		31
XV. Covenants		31
15.1	Positive Covenants	31
15.2	Negative Covenants	35
XVI. Events of Default		37
16.1 Events of Default		37
16.2	Remedies of the Lenders	41
16.3	Indemnity for Losses	41
XVII. Relationship among Syndicate Members		41
17.1 Appointment of the Agent		41
17.2	Agency Relationship	42
17.3	Responsibilities of the Agent	42
17.4	Rights of the Agent	43
17.5	Independent Credit Assessment	43
17.6	Agent, Arranger and Co-Arranger as the Lender	44
17.7	Syndicate Meetings	44

17.8	Indemnity by Lenders	45
17.9	Resignation of the Agent	46
17.10	Deduction and Set-off by Agent	46
17.11	Other Business	46
17.12	Dealings with Lenders	46
XVIII. Fees and Indemnification		47
18.1 Syndication Fees		47
18.2	Syndicate Costs	47
18.3	Exchange Shortfall Indemnity	47
18.4	Calculation Basis	47
XIX. Transfer		47
19.1	Transfer by the Borrower	47
19.2	Transfer by Lenders	47
19.3	Effectiveness of Transfer	48
19.4	Binding Effect of Transfer	48
19.5	Consequences of Transfer	48
19.6	Non‑liability of Transferor Lender	48
19.7	Further Non‑liability of Transferor Lender	48
19.8	Bookkeeping	49
19.9	Change of Handling Bank	49
XX. Relationship of Rights and Obligations among Syndicate Members		49
20.1	Several Obligations	49
20.2	Several Rights	49
XXI. Confidentiality Obligations		49
21.1	Scope of Confidentiality	49
21.2 Other Scope of Disclosure		50
21.3	Supersedure	50
21.4	Information Collection	50

XXII. Amendments and Waivers		50
22.1	Application for and Consent to Amendment or Waiver	50
22.2	Written Amendments	51
22.3	Consent of the Agent	51
XXIII. Notices		51
23.1	Notices through the Agent	51
23.2 Method of Notice		52
23.3 Service of Notice		52
23.4 Change of Address		52
23.5 Language of Notices		52
XXIV. Evidence of Indebtedness		52
XXV. Cumulative Rights and Severability of Provisions		52
25.1 Cumulative Rights		52
25.2 Severability of Provisions		52
XXVI. Contract Text		53
26.1	Language	53
26.2 Original Executions		53
XXVII. Governing Law and Dispute Resolution		53
27.1	Governing Law	53
27.2	Dispute Resolution	53
27.3 Waiver of Immunity		53
XXVIII. Effectiveness		53
XXIX. Other Agreements		54
Schedule 1: Original Commitments of Lenders		55
Schedule 2: Form of Document Confirmation		56
Schedule 3: Form of Transfer Certificate		57
Schedule 4: Accounts of the Parties		58
Schedule 5: Basic Information of the M&A Transaction and the M&A Loan		59

This Contract is entered into by and among the following Parties in [Shanghai] on [Redacted]:

I. [Shanghai Jirong Zhicheng Enterprise Development Co., Ltd.], acting as the Borrower (the “Borrower”)

Registered Address:	Zone C, 25th Floor (Actual 21st Floor), Building 1, No. 428 South Yanggao Road, China (Shanghai) Pilot Free Trade Zone, Shanghai, China
Legal Representative:	Zhang Guanglin

II. [Redacted], acting as the Lead Arranger (the “Lead Arranger”)

Registered Address:	[Redacted]
Legal Representative:	[Redacted]
Handling Bank:	[Redacted]
Registered Address of the Handling Bank:	[Redacted]
Person-in-Charge of the Handling Bank:	[Redacted]

III. [/], acting as the Co-Lead Arranger (the “Co-Lead Arranger”)

Registered Address:	/
Legal Representative:	/
Handling Bank:	/
Registered Address of the Handling Bank:	/
Person-in-Charge of the Handling Bank:	/

IV. [Redacted], acting as the Agent (the “Agent”)

Registered Address:	[Redacted]
Legal Representative:	[Redacted]
Handling Bank:	[Redacted]
Registered Address of the Handling Bank:	[Redacted]

V. The financial institutions listed below, acting as the Lenders (the “Original Lenders”)

[Redacted]

Registered Address:	[Redacted]

Legal Representative:	[Redacted]
Handling Bank:	[Redacted]
Registered Address of the Handling Bank:	[Redacted]
Person-in-Charge of the Handling Bank:	[Redacted]

[Redacted]

Registered Address:	[Redacted]
Legal Representative:	[Redacted]
Handling Bank:	[Redacted]
Registered Address of the Handling Bank:	[Redacted]
Person-in-Charge of the Handling Bank:	[Redacted]

WHEREAS:

(1) The Borrower was duly incorporated on [November 7, 2024]. At present, the registered capital of the Borrower is [RMB 680,000,000.00], and the paid-in capital is [RMB 680,000,000.00].

(2) The Borrower entered into a M&A transaction contract entitled the Agreement for the Transfer of the Premises in [Redacted] (the “M&A Contract”) with [Redacted] (the counterparty to the M&A transaction) in [Redacted]. Under the M&A Contract, the Borrower, as an onshore acquirer, intends to achieve the consolidation or actual control of the target assets by means of asset acquisition (the “M&A Transaction”). Accordingly, the Borrower applied to the Original Lenders for an M&A loan to be used for the payment of the M&A transaction price or expenses under the aforesaid M&A Transaction, as well as for the repayment of the related-party loans previously invested in the M&A Transaction/Project.

THEREFORE, through friendly and equal consultations and based on their respective true intentions, the Parties hereto hereby enter into this Contract as follows.

I. Definitions and Interpretation

1.1 Definitions

The following terms shall have the following meanings as used herein:

Guarantee Contract	means the [Syndicated Loan] Guarantee Contract entered into by and among the Guarantors, the Lead Arranger, the Co-Lead Arranger, the Agent and the Lenders on [Redacted]
Guarantors	means [Jirong Yunke Information Technology Co., Ltd. and Shanghai Jiayin Technology Co., Ltd.].
Fiscal Year	means the period commencing on January 1 (inclusive) of each calendar year and ending on December 31 (inclusive) of such calendar year.
Commitment Ratio	means, in respect of each Lender, the ratio of such Lender’s Commitment to the Total Commitment then.
Commitment

means, in respect of each Original Lender, the balance of: (i) its Original Commitment, minus (ii) its share of all Loan Funds that have been drawn, minus (iii) its share of amounts cancelled or transferred pursuant to the terms of this Contract; or

in respect of each Transferee Bank, the balance of: (i) its Commitment acquired pursuant to Article XIX (Transfer) hereof, minus (ii) its share of all Loan Funds drawn thereafter, minus (iii) its share of amounts cancelled or transferred pursuant to the terms of this Contract.

Original Commitment	means the original committed amount of each Original Lender, as specified in Article II (Loan Amount) hereof and Schedule 1 (Original Commitments of Lenders) hereto.
Pledgor	means [Jirong Yunke Information Technology Co., Ltd.].
Lenders	means the Original Lender(s) and/or Transferee Bank(s).
Loan Interest Rate	means, in respect of each Loan Fund, the annual interest rate of the loan as agreed in Article 5.1 (Loan Interest Rate) hereof.

Outstanding Loan Balance	means the aggregate amount of Loan Funds drawn but not yet repaid by the Borrower.
Loan Funds	means any principal of the loan drawn or to be drawn hereunder.
Loan Account	means the account specified in Schedule 4 (Accounts of the Parties) hereto.
Agent	means [Redacted] or any Successor Agent.
Agent’s Payment Account	means the account specified in Schedule 4 (Accounts of the Parties) hereto.
Security Documents	means the Guarantee Contract, the Mortgage Contract and/or the Pledge Contract.
Security Provider	means the Guarantors, the Mortgagor and/or the Pledgor.
Security Interest

means any agreement or arrangement in the nature of mortgage, pledge, lien, deposit, or any agreement or arrangement having the effect or purpose of security, whether such agreement or arrangement is created or construed under the laws of China.

Mortgage Contract	means the [Syndicated Loan] Mortgage Contract entered into between the Mortgagor and the Agent on [Redacted].
Mortgagor	means the [Shanghai Jirong Zhicheng Enterprise Development Co., Ltd.].
Majority Lenders	means the Lender or Lenders holding an aggregate share of fifty-five percent (55%) or more of the Total Facility.
Default Interest Rate	means the Overdue Default Interest Rate and/or the Misappropriation Default Interest Rate.
Fee Letter	means any fee letter relating to the transactions hereunder signed by the Borrower and the relevant party thereto.
Interest Payment Date

means the following date (Tick one box below with “√” as applicable, and cross the other(s) with “×”):

[×] The day following the end of each Interest Period;

[√] The date on which each Interest Period ends.

Indebtedness	means all payment or repayment obligations of the Borrower to any third party, regardless of their nature or form, whether primary or secondary, actual or contingent, due or to become due.
SAMR	means the State Administration for Market Regulation, local administrations for market regulation and/or their branches.
Repayment Date	means each date for repayment of the loan set out in Article VI (Repayment) hereof.
LPR	means Loan Prime Rate, being the rate calculated and published by the National Interbank Funding Center under the authorization of the

People’s Bank of China, based on quotations from representative quoting banks in the form of a spread over the open market operation rate (mainly the Medium-term Lending Facility rate) for their loans to their prime customers.

Interest Settlement Date

means the following date (Tick one box below with “√” as applicable, and cross the other(s) with “×”):

[×] If interest is settled monthly, the 20th day of each month;

[√] If interest is settled quarterly, the 20th day of the last month of each quarter;

[×] If interest is collected in a lump sum upon maturity of the loan with interest paid together with principal, the maturity date of the loan;

[×] Other date: specifically [×].

Borrower’s Counterparty Account	means the account notified by the Borrower to the Agent, specifically the relevant account set out in Schedule 6 (Form of Drawdown Notice) hereto.
Handling Bank	means the Handling Bank of any Syndicate Member as listed herein for performing this Contract, including any Handling Bank changed pursuant to Article 19.9 (Change of Handling Bank) hereof.
Accounting Standards	means the accounting standards consistent with the laws and regulations of China and generally accepted in China.
Interest Rate Determination Date

means, in respect of each Loan Fund, (i) its Drawdown Date, and (ii) commencing from such Drawdown Date (Tick one box below with “√” as applicable, and cross the other(s) with “×”; all boxes shall be crossed if the interest rate is a fixed one):

[×] The day following any adjustment to the LPR;

[√] The first day of each quarter (year/quarter/month);

[×] The anniversary of the Drawdown Date in each year (or the last day of the corresponding month in such year if no such anniversary exists);

[×] N/A.

Interest Period	means the period determined pursuant to Article 5.3 (Interest Period) hereof.
Potential Event of Default

means any event or circumstance which, with the lapse of a cure period, the giving of notice, the making of any determination, and/or the occurrence of similar events, would constitute an Event of Default.

PBOC	means the People’s Bank of China.
RMB	means the lawful currency of China.
Finance Documents

means this Contract, any Fee Letter, Drawdown Notice, each Security Documents, each Transfer Certificate (if any), and any other document designated as a Finance Document by the Agent and the Borrower.

Effective Date	has the meaning set forth in Article XXVIII (Effectiveness) hereof.
Taxes

means any and all taxes, fees, duties, withholding taxes or other similar taxes and charges imposed by the tax, fiscal or other administrative authorities of any jurisdiction, together with any fines and interest payable in respect of late payment of any of the foregoing.

Tax Authority	means the State Taxation Administration and/or its local branches.
Drawdown Period	means the period commencing on the Effective Date hereof/the First Drawdown Date and ending on [December 31, 2025] (inclusive).
Drawdown Date

means each date for drawing down Loan Funds as specified in Article 4.1 (Drawdown) hereof. If the actual drawdown date differs from the date agreed herein or specified in the Drawdown Notice for drawing such Loan Funds, the date on which such Loan Funds are credited to the Loan Account shall be the Drawdown Date.

Drawdown Notice	means a notice for drawing down the Loan completed and submitted by the Borrower pursuant to Article 4.1 (Drawdown Notice) hereof.
Event of Default	means any event or circumstance listed in Article 16.1 (Events of Default) hereof.
Document Confirmation	means a document confirmation signed and submitted by the Borrower, substantially in the form and content of Schedule 2 (Form of Document Confirmation) hereto.
Project	means [the Borrower’s acquisition of [Redacted]].
Permitted Indebtedness

means any of the following Indebtedness of the Borrower:

1. Any Indebtedness under the Finance Documents;

2. [/]; and/or

3. Any Indebtedness approved by the Agent (acting on the decision of the Majority Lenders).

Permitted Investments	means any of the following investments of the Borrower: 1. [/]; 2. [/]; and/or 3. Any investment approved by the Agent (acting on the decision of the Majority Lenders).
Business Day

means a day on which each Syndicate Member is open for general corporate banking business, excluding Saturdays, Sundays (other than Saturdays and Sundays on which work is required pursuant to national holiday arrangements) and other statutory public holidays.

Syndicate Member	means any or all of the Lead Arranger, the Co-Lead Arranger, each Lender and/or the Agent.

Syndicate Member Account	means the account of each Syndicate Member specified in Schedule 4 (Accounts of the Parties) hereto.
Pledge Contract	means the [Syndicated Loan] Pledge Contract entered into by and between the Pledgor and the Agent on [Redacted].
Material Adverse Effect

means a material change in the legal position, assets, financial condition or business operations of the Borrower or any Security Provider which, in the reasonable judgment of the Majority Lenders, has or will have a material adverse effect on the ability of the Borrower or such Security Provider to fully perform their respective obligations under any Finance Document.

China	means the People’s Republic of China, which, for the sole purpose of this Contract, exclude the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region.
Certified Public Accountant	means [/], or any other reputable certified public accountant licensed to practice within the territory of China.
Transfer Certificate	means a transfer document signed and submitted by the Transferor Bank, the Transferee Bank and the Agent, substantially in the form and content of Schedule 3 (Form of Transfer Certificate) hereto.
Total Commitment	means the sum of the Commitments of all Lenders at a certain point.
Total Facility	means the sum of the Total Commitment and the Outstanding Loan Balance.
Available Facility	means the Total Commitment minus the sum of (1) the aggregate amount of all Loan Funds drawn, plus (2) the aggregate amount of all Loan Funds to be drawn as specified in an issued Drawdown Notice.

1.2 Rules of Interpretation

In this Contract:

1. The table of contents and headings are inserted for reference only, and shall be disregarded in interpreting the terms of this Contract.

2. Any reference to “assets” shall be construed to include all present and future tangible and intangible assets, property, income, earnings, accounts receivable and other rights and interests of every kind.

3. Any reference to a “person” shall be construed to include any natural person, company, partnership, enterprise or any other legal or unincorporated organization or entity.

4. An Event of Default “continues” means it has occurred and is not removed, cured in full or waived in accordance with the terms of this Contract.

5. Any reference to a “month” means a period commencing on a certain day of a calendar month and ending on the corresponding day of the following calendar month; provided that if there is no such corresponding day in the following calendar month, such period shall end on the last day of such following calendar month.

6. Any reference to any person being “closed down”, “dissolved”, “liquidated”, “bankrupt”, “reorganized”, “compromised” or “rectified” shall be construed to include any equivalent or similar legal proceeding under the laws of its place of incorporation or place of business, and “entering into” such proceedings includes the initiation of such proceedings by such person itself through a resolution, or against such person by any other person.

7. Any reference to a Party hereto or any other person shall also include its legal successors and assigns.

8. Any reference to this Contract or any other agreement or document shall be construed to include such agreement or document itself, as well as any amendments, modifications, substitutions or supplements hereto and thereto made in accordance with their respective terms.

II. Loan Amount

All Lenders agree to make available to the Borrower, subject to the terms and conditions of this Contract, an M&A loan facility with an aggregate principal amount not exceeding RMB [600,000,000.00] (In words: RMB [Six Hundred Million] Only).

The Original Commitment of each Original Lender is set forth in Schedule 1 (Original Commitments of Lenders) hereto.

III. Purpose of the Loan

The Borrower shall apply each amount of Loan Funds towards payment of the M&A consideration or expenses payable in respect of the M&A Transaction/Project, and may also be used to repay related-party loans previously invested in the M&A Transaction/Project, as further detailed in Schedule 5 (Basic Information of the M&A Transaction and the M&A Loan); provided that the use of the Loan Funds shall comply with applicable national laws, regulations, policies and the relevant internal rules of the Lenders.

The Borrower shall use each amount of Loan Funds only for the purpose specified herein and shall not use the Loan Funds for any other purpose. The Borrower shall not in any manner use the Loan Funds for investments such as shareholder dividends, financial assets, fixed assets, or equity investments other than the M&A herein, nor for any fields or purposes prohibited by the State for production or operation, or any other purposes inconsistent with laws, regulations, relevant national policies and the provisions and requirements of the Lenders.

Notwithstanding the provisions of Paragraph 5, Article 4.3 and Paragraph 10, Article 15.1 (Positive Covenants) hereof, none of the Syndicate Members shall be liable to the Borrower in respect of the Borrower’s actual use of each disbursement of the Loan Funds.

Each Lender shall have the right to monitor the Borrower’s use of the Loan Funds hereunder; and all Lenders hereby authorize the Agent to monitor the Borrower’s use of the Loan Funds hereunder. The Borrower shall actively cooperate with the Agent in such monitoring work as required by the Agent.

IV. Drawdown

4.1 Drawdown

1. The Borrower shall draw down the loan in accordance with the progress of the M&A Transaction, provided that all drawdowns must be made no later than [December 31, 2025] (inclusive) (the “Drawdown Period”), calculated from the date of the First Drawdown. The

Borrower may draw down the Loan Funds in multiple installments in accordance with the provisions of this Contract during the Drawdown Period.

2. Where the Borrower intends to draw down the Loan Funds, it shall send a Drawdown Notice to the Agent in accordance with Article 4.1 (Drawdown Notice) hereof.

3. The Borrower shall complete each Drawdown Notice in full (in the form and content substantially as shown in Schedule 6 (Form of Drawdown Notice) hereto), which shall be signed and sealed by the legal or authorized representative of the Borrower upon completion.

4. The scheduled Drawdown Date stated in each Drawdown Notice shall be a Business Day falling within the Drawdown Period.

5. The amount of the Loan Funds to be drawn under each Drawdown Notice shall not exceed the Available Facility as of the date of such Drawdown Notice.

6. The Borrower may not revoke any Drawdown Notice once submitted.

7. Upon the written application of the Borrower and the consent of the Agent (acting on the decision of all Lenders), the Drawdown Period may be extended, and the specific extension period shall be determined by the Agent and the Borrower through a supplementary agreement.

4.2 Conditions to the First Drawdown

1. Prior to the submission of the first Drawdown Notice, the Borrower shall submit to the Agent the following documents:

(1)	Original copies of each duly signed and effective Finance Document.
(2)

One Document Confirmation signed by the legal or authorized representative of the Borrower, together with original or duplicate copies of the following documents (in the case of duplicate copies, they shall be stamped with the official seal of the Borrower or, where applicable, the relevant Security Provider):

The latest business licenses of the Borrower and each Security Provider issued by the SAMR bearing the unified social credit code.

The latest articles of association of the Borrower and each Security Provider (including all previous supplements and amendments thereto).

Specimen signatures of the current [shareholders/directors] of the [Shareholders’ Meeting/Board of Directors] of the Borrower and each Security Provider.

Identity documents of the legal representatives of the Borrower and each Security Provider.

The financing resolution adopted by the [Shareholders’ Meeting] of the Borrower.

The security resolution adopted by the [Shareholders’ Meeting/Board of Directors] of each Security Provider.

Such other documents as required by the Agent.

(3)	Original evidence that the security under each Security Documents has been duly registered.
(4)	All Parties have duly signed the relevant syndicated loan fee letter.
(5)	[Evidence that the Borrower’s self-raised funds have been fully in place and that the conditions for compliance related to the M&A have been satisfied].

The Agent shall conduct a formal review of such documents within three (3) Business Days upon receipt thereof. If the review is passed, the Agent shall forward a complete set of duplicate copies of the documents to each Lender.

The Agent shall properly keep the original copies of all Finance Documents and drawdown‑related materials.

4.3 Conditions to Each Drawdown

Upon satisfaction of each of the following conditions, each Lender shall, in accordance with its respective Commitment Ratio, make each disbursement of the Loan Funds through the Agent pursuant to Article 8.1 (Disbursement of Loan Funds) hereof.

1. On the scheduled Drawdown Date for such Loan Funds, each representation and warranty made by the Borrower in Article 14 (Representations and Warranties) hereof is true and accurate in light of the facts and circumstances at such time.

2. No Event of Default or Potential Event of Default has occurred and is continuing, and the drawdown of such Loan Funds will not result in any Event of Default or Potential Event of Default.

3. No circumstance set forth in Paragraph 2, Article 5.2 and Paragraph 4, Article 8.2 hereof has occurred.

4. The Borrower’s self-raised M&A funds have been fully in place, and the Borrower has provided corresponding evidence to the Lenders.

5. The Agent has received documents and certificates relating to the M&A Transaction and the purpose of the Loan.

6. No circumstance set forth in Paragraph 2, Article 7.4 hereof has occurred; and

7. Such other conditions as the Agent may deem necessary.

4.4 Participation Notice

The Agent shall, within five (5) Business Days upon receipt of the Drawdown Notice, notify each Lender of the disbursement of the Loan Funds in writing in the form of Schedule 8 (Form of Participation Notice) hereto, and provide a copy of the Drawdown Notice to each Lender.

V. Interest

5.1 Loan Interest Rate

The interest rate for each Loan Fund hereunder shall be an annual interest rate, calculated by using the simple interest method. Such interest rate shall be the [more than 5 years] (1 year / more than 5 years) Loan Prime Rate (the “LPR”) published by the National Interbank Funding Center under the authorization of the People’s Bank of China, plus/minus a floating spread, as specifically set out in Item [(2)] below:

(1) Fixed interest rate (i.e., [/]%), which shall be determined based on the LPR of [/]% published on [/], plus/minus [/]% (i.e., the floating spread). Such interest rate shall remain unchanged during the Loan Term. Where the loan is drawn in installments, the interest rate for each installment shall bear interest at such rate.

(2) Floating interest rate, which shall be determined as the LPR on the day immediately preceding the Interest Determination Date, plus/minus [ / ]% (i.e., the floating spread) (the calculation formula is as follows: R1 = R0 ± n%, where “R1” is the Loan Interest Rate, “R0” is the LPR, and “n%” is the floating spread, i.e., the percentage points added or subtracted). Where the loan is drawn in installments, the interest rate for each installment shall be determined based on the LPR level on the day immediately preceding the respective Drawdown Date of such installment, applying the floating rules as set forth above.

The Borrower acknowledges and agrees that:

(1) If during the performance of this Contract, adjustments occur to the laws, regulations, regulatory policies, self-regulatory mechanism for market interest rate pricing, self-regulatory agreements on Loan Interest Rates, LPR or other matters relating to the Loan Interest Rate, resulting in the Loan Interest Rate agreed herein (including fixed interest rate, floating interest rate and otherwise) being lower than the latest minimum permissible rate (the “Latest Minimum Permissible Rate”) under the interest rate policies or self-regulatory agreements, the Loan Interest Rate hereunder (including the interest rate of newly drawn loans at the time of drawdown and the adjusted interest rate of drawn loans following LPR changes) shall be adjusted correspondingly to no lower than the Latest Minimum Permissible Rate (such adjusted interest rate is hereinafter referred to the “Applicable Interest Rate”). The specific Applicable Interest Rate and its effective date shall be subject to the notice issued by the Agent.

(2) If the Borrower does not agree to the said adjustment to the Loan Interest Rate, the Borrower may notify the Agent in writing of its choice to early terminate this Contract and repay the outstanding loan within 10 Business Days upon receipt of the Agent’s notice. The arrangements after such early termination shall follow applicable laws, regulations and the relevant provisions of this Contract. Prior to the early termination of this Contract, the Loan Interest Rate hereunder shall be that as notified by the Agent. If the Borrower chooses to continue performing this Contract, or fails to notify the Agent of its choice to early terminate this Contract within the said time limit, the Borrower shall be deemed to have agreed to the said adjustment to the Loan Interest Rate. During the performance of this Contract, the Borrower may apply to the Agent for prepayment of all or any part of the loan in accordance with the provisions of this Contract (the arrangement for prepayment shall follow relevant provisions of this Contract). In case of partial prepayment, the outstanding portion of the loan shall continue to be governed by the foregoing provisions.

5.2 Default Interest Rate

1. If the Borrower fails to pay any amount due and payable hereunder in accordance with the provisions of this Contract, the Agent shall impose default interest on the overdue Loan Funds for the actual number of overdue days, at a rate equal to fifty percent (50%) above the Loan Interest Rate agreed in Article 5.1 above.

2. If the Borrower misappropriates any Loan Funds, the Agent shall impose default interest on the misappropriated Loan Funds for the actual number of misappropriated days, at a rate equal to a hundred percent (100%) above the Loan Interest Rate agreed in Article 5.1 above.

3. If the same Loan Fund is both overdue and misappropriated by the Borrower, the higher of the two Default Interest Rates aforesaid shall apply.

4. The provisions of Article 5.3 shall also apply to the interest period in respect of interests accrued at the overdue Default Interest Rate or the misappropriation Default Interest Rate (collectively, “Default Interests”). That is to say, the first interest period for Default Interests shall commence on the date when any amount hereunder becomes due and unpaid, and end on the immediately subsequent Interest Settlement Date (exclusive). If the Borrower fails to pay the Default Interest on the Repayment Date, the Lenders shall calculate compound interest on the Default Interest as principal in the next interest period at the overdue Default Interest Rate or the misappropriation Default Interest Rate.

5. The Lenders’ right to collect Default Interests shall not affect the Lenders’ other rights or remedies under any Finance Document or applicable laws.

5.3 Interest Period

1. Prior to repayment, interest on the Loan Funds shall accrue over consecutive periods (the “Interest Periods”). Unless otherwise agreed herein, each Interest Period shall be [Redacted] months.

2. For the purposes of this Contract:

(1) The first Interest Period for each Loan Fund shall commence on its Drawdown Date (inclusive) and end on the immediately subsequent Interest Settlement Date (exclusive).

(2) Each Loan Fund drawn after the first drawdown shall be consolidated with the existing Loan Funds on the expiry date of its first Interest Period.

(3) Each Interest Period subsequent to the first Interest Period for each Loan Fund drawn shall commence on the previous Interest Settlement Date (inclusive) and end on the immediately subsequent Interest Settlement Date (exclusive).

(4) The final Interest Period for the Loan Funds shall end on the final Repayment Date (exclusive).

3. If an Interest Payment Date falls on a non-Business Day, such Interest Payment Date shall be automatically postponed to the immediately following Business Day.

5.4 Calculation of Interests

1. Interests and/or Default Interests in respect of any Loan Fund hereunder shall accrue on a daily basis, based on the actual number of days borrowed and the daily interest rate/daily Default Interest Rate (which shall be calculated by the following formula: Daily interest rate / Daily Default Interest Rate = corresponding annual interest rate / 360).

2. The Agent shall determine the applicable Loan Interest Rate in accordance with the provisions of this Contract on each Interest Rate Determination Date.

3. If the Borrower fails to pay interest on schedule or misappropriates the Loan Funds, compound interest shall accrue from the next day.

5.5 Interest Settlement

1. Where the Loan Interest Rate hereunder is a fixed one, interest shall be calculated at the agreed rate upon interest settlement. Where the Loan Interest Rate hereunder is a floating one, interest shall be calculated at the rate determined for the current floating period. If there are multiple interest rate floating within the same interest settlement period, interest for each floating period shall be calculated separately, and the total interest for such interest settlement period shall be determined by aggregating the interest of each floating period on the Interest Settlement Date.

2. The Borrower shall pay interest (including Default Interest and compound interest) accrued in respect of each Loan Fund on each Interest Payment Date. If an Interest Payment Date falls on a non-Business Day, such Interest Payment Date shall be automatically postponed to the immediately following Business Day. The final installment of interest shall be payable on the final Repayment Date.

VI. Repayment

6.1 Loan Term

1. The term of the loan hereunder shall be [7] years, commencing on the Drawdown Date of the first Loan Fund (i.e., [Redacted], inclusive) and ending on [Redacted] (inclusive) (the “Loan Term”). The Borrower shall repay all Indebtedness owed by it hereunder in accordance with the terms hereof prior to the expiry of the Loan Term.

2. Any extension of the Loan Term shall be subject to the consent of all Lenders.

3. The Grace Period of the loan shall be [/] months commencing on the Drawdown Date of the first Loan Fund. During the Grace Period, the Borrower shall only be required to pay interest in accordance with the provisions of this Contract and shall temporarily not be required to repay the principal of the loan.

6.2 Repayment

The Borrower shall make repayments on each Repayment Date in accordance with the repayment schedule set forth in Schedule 7 (Repayment Schedule) hereto. The specific repayment dates and amounts shall be subject to the maturity dates stated on the loan debit note.

If a Repayment Date falls on a non-Business Day, payment shall be postponed to the immediately following Business Day.

6.3 Repayment Reserve Account

The Borrower shall open a repayment reserve account with the Agent prior to the Drawdown Date of the first Loan Fund:

Account Bank: [Redacted]

Account Name: [Redacted]

Account No.: [Redacted]

All income under the Project (including but not limited to rental income, parking space income, etc.) shall first be deposited into such account before being used by the Borrower. Upon the request of the Agent, the Borrower shall promptly provide the Agent with information on the fund inflows and outflows of such account. The Agent (with the authorization and consent of each Lender) shall have the right to supervise such account, and the Borrower shall actively cooperate with the Agent in inspecting the fund inflows and outflows of such account and provide relevant materials as required by the Agent.

If the Borrower fails to repay any due and payable amount in full and on schedule in accordance with the provisions of this Contract, the Agent shall have the right to directly debit the relevant amount from the repayment reserve account to settle such due and payable amount. If the loan maturity date falls on a non-banking business day, it shall be postponed to the immediately following banking business day.

The Borrower shall not create any de facto or legal obstacle on the repayment reserve account that impairs the Lenders’ performance of this Contract. If during the validity period of this Contract, the repayment reserve account is frozen, debited, subject to similar judicial compulsory measures, or becomes unavailable for any other reason, the Borrower shall provide full security as required by the Lenders to apply for the release of such judicial seizure, freezing, etc., or open a new repayment reserve account with the Lenders, and shall deposit into the new repayment account an amount equivalent to the funds retained in the original repayment reserve account.

If the Borrower fails to perform its obligations in accordance with the preceding paragraph, the Lenders shall have the right to debit the corresponding receivables from any other accounts opened by the Borrower with any institution at all levels of the Lenders (including but not limited to margin accounts, current deposit accounts, time deposit accounts, treasury bond accounts, etc.), and any losses arising from such debit, including interest, handling fees, exchange losses, etc., shall be borne by the Borrower itself.

VII. Prepayment and Cancellation

7.1 Voluntary Prepayment

1. If the Borrower intends to prepay all or any part of the Outstanding Loan Balance, it shall send a prepayment notice (the “Prepayment Notice”) to the Agent at least fifteen (15) Business Days prior to the intended prepayment date and obtain prior written consent of the Agent (acting on the decision of the Majority Lenders).

2. The said Prepayment Notice shall specify the amount and date of the intended prepayment. The Borrower shall make the prepayment on the prepayment date specified in the Prepayment Notice, which shall be an Interest Payment Date.

3. If the Borrower intends to prepay part of the Outstanding Loan Balance, the amount to be prepaid shall be no less than RMB [/] (In words: RMB [/] Only), and shall be an integral multiple of RMB [/] (In words: RMB [/] Only) or such other amount as agreed by the Agent (acting on the decision of the Majority Lenders).

4. All interest and/or default interest accrued on the prepaid principal up to the prepayment date shall be repaid together with the prepaid principal. After such prepayment, the interest rate agreed herein shall continue to apply to the remaining outstanding principal.

5. The prepaid amount may not be drawn again.

6. The Borrower shall have no right to revoke any Prepayment Notice once sent.

7. The amounts prepaid by the Borrower shall be applied to reduce the principal of the Outstanding Loan Balance in the order of maturity of relevant Outstanding Loan Balance as set forth in Article VI (Repayment) hereof, following the rules set forth in Item [(2)] ((1) to prepay later maturing balance first; (2) to prepay earlier maturing balance first; (2) to reduce each installment of principal due after the prepayment date on a pro rata basis).

8. The Borrower undertakes that it will not voluntarily prepay the loan within two years after the disbursement of the loan. If the Borrower prepays the loan within two years after the disbursement after obtaining prior written consent of the Agent (acting on the decision of the Majority Lenders), the Borrower shall pay a prepayment compensation fee to each Lender through the Agent at the time of prepayment. The minimum standard of such prepayment compensation fee shall be the amount calculated according to the following formula: Prepayment compensation fee = Prepaid principal amount × Prepayment days × [0.0005]%. The specific amount shall be subject to that agreed upon by the Borrower and the Lenders. After the expiry of two years from the disbursement of the loan, the Borrower may voluntarily prepay the loan; provided that the Borrower shall give a written notice to the Agent at least one month in advance, and the prepayment date specified in the Prepayment Notice shall be an Interest Payment Date. In such case, no prepayment compensation fee shall be payable by the Borrower to the Lenders for the prepayment.

7.2 Voluntary Cancellation

1. If the Borrower intends to cancel all or part of the Total Commitment, it shall send a notice (the “Cancellation Notice”) to the Agent at least ten (10) Business Days in advance and obtain the written consent of the Agent (acting on the decision of the Majority Lenders); provided, however, that the cancelled Total Commitment shall not include any Loan Funds required to be drawn under any Drawdown Notice sent pursuant to the terms of this Contract but not yet drawn.

2. The said Cancellation Notice shall specify the amount of the Total Commitment to be cancelled by the Borrower and the cancellation date.

3. If the Borrower only intends to cancel part of the Total Commitment, the cancelled amount shall be no less than RMB [/] (In words: RMB [/] Only) and shall be an integral multiple of RMB [/] (In words: RMB [/] Only).

4. Such cancellation of the Total Commitment shall take effect on the cancellation date specified in the Cancellation Notice, which shall be a Business Day within the Drawdown Period.

5. Such cancellation shall take effect on the date the Borrower receives the Agent’s notice of consent to cancellation.

6. If the Borrower cancels the Total Commitment, the Commitment of each Lender shall be reduced on a pro rata basis from the effective date of cancellation.

7. The Borrower shall pay all syndicate fees hereunder in full prior to the cancellation date.

8. Any cancelled Total Commitment may not be reinstated.

9. The Borrower shall have no right to revoke any Cancellation Notice once sent.

7.3 Automatic Cancellation

Unless otherwise agreed by all Parties hereto, after the expiry of the Drawdown Period, the portion of Total Commitment undrawn by the Borrower at that time shall be automatically cancelled and may not be reinstated.

7.4 Mandatory Cancellation

1. The Commitment of the Affected Lenders shall be cancelled in accordance with the provisions of Article XII (Changes in Law) hereof.

2. If a change of control occurs to the Borrower:

(1) The Borrower shall notify the Agent as soon as practicable after becoming aware of the change of control event;

(2) No Lender shall be obliged to provide any Loan Funds for any drawdown; and

(3) The Agent (acting on the decision of all Lenders) may, after giving not less than ten (10) Business Days’ prior notice to the Borrower, require the Borrower to prepay the loan and cancel the Total Commitment, and all loans under the Finance Documents shall become due and payable on the date specified in such notice.

For the purpose of the foregoing, “change of control” means [a change in the controlling shareholder of the Borrower].

7.5 Mandatory Prepayment

1. If the fund balance in the Borrower’s Repayment Reserve Account is insufficient to repay the principal and interest payable for the current installment fifteen (15) Business Days prior to each Repayment Date and Interest Payment Date, the Agent (acting on the decision of the Majority Lenders) shall have the right to require the Borrower to prepay the loan, and the Borrower shall make the prepayment as per the Agent’s requirement accordingly.

2. If during the Loan Term, the Borrower obtains any of the following additional cash flow, it shall voluntarily use all such additional cash flow to prepay the loan to the Lenders. Otherwise, the Lenders shall have the right to directly debit such amount or require the Borrower to deposit such additional cash flow into an account designated by the Lenders for prepayment without prior notice to the Borrower:

(1) Funds raised through public or non-public issuance of shares or bonds;

(2) Proceeds from the sale of assets exceeding 10% of the audited net assets in the most recent Fiscal Year;

(3) Proceeds from the transfer of its target assets with the consent of the Lenders;

(4) Insurance indemnities or compensation obtained due to damage or loss of the target assets after the Borrower acquires the target assets with the loan;

(5) Other additional cash flow recognized by the Lenders.

3. If the Borrower ultimately fails to complete the M&A Transaction in accordance with the standards agreed in the relevant M&A agreement, the Lenders shall have the right to declare the loan hereunder due in advance, and, in such case the Borrower shall immediately repay the principal and interest of the loan.

VIII. Payment Provisions

8.1 Disbursement of Loan Funds

Each Lender shall pay its respective share of Commitment in the Loan Funds to be drawn to the Agent’s Payment Account specified in Schedule 4 (Accounts of the Parties) prior to 16:00 (Beijing time) on the Drawdown Date specified in Schedule 8 (Form of Participation Notice).

If any Lender fails to disburse its share of Commitment in the Loan Funds to be drawn, the Borrower shall still draw the Loan Funds disbursed by other Lenders in accordance with the Drawdown Notice.

Each Lender shall disburse its respective share of Commitment in the Loan Funds to be drawn by the Borrower pro rata according to its Commitment Ratio.

Each Lender shall have the right to, based on the Borrower’s credit standing or other circumstances that such Lender deems necessary to consider, decide whether to suspend the disbursement of the loan hereunder, and such suspension of disbursement shall not constitute a breach by the Syndicate.

8.2 Payment of Loan Funds

1. The Loan Funds hereunder shall be paid by the method set forth in Item [(1)] below:

(1) All by “entrusted payment”;

(2) By “self-payment”; provided that “entrusted payment” shall be adopted under any of the following circumstances:

The single payment amount exceeds RMB [/] Only.

2. “Entrusted payment” means that the Agent shall, in accordance with the Drawdown Notice and payment instruction sent by the Borrower, disburse each Loan Fund to the Loan Account (as set forth in Schedule 4 (Accounts of the Parties)) on each Drawdown Date, and promptly transfer the relevant Loan Funds to the Borrower’s Counterparty Account.

Prior to the disbursement of each Loan Fund, the Borrower shall submit to the Agent true, complete and valid payment application, payment instruction, supporting documents for the purpose of the Loan Funds affixed with valid seals, loan debit notes, fund payment business vouchers and other relevant materials. The Agent may disburse the Loan Funds only after it reviews and approves the materials at its sole discretion. No Lender shall be liable for the authenticity or legality of any “entrusted payment” made under the entrustment of the Borrower.

3. “Self payment” means that the Agent shall disburse the Loan Funds to the Loan Account in accordance with the Borrower’s Drawdown Notice, and the Borrower shall make external payments by itself; provided that the payees of such self-payments shall be the Borrower’s counterparty as agreed herein. In the case of self-payment, the Borrower shall submit a monthly summary report to the Agent on the payment status of each Loan Fund as required by the Agent.

The Agent shall have the right to change the payment method of the Loan Funds from “self-payment” to “entrusted payment” under any of the following circumstances:

(1) The Borrower’s credit standing deteriorates;

(2) The Borrower fails to use the Loan Funds for the purposes as agreed herein;

(3) Other circumstances that the Agent deems necessary to change the payment method.

4. If any of the following circumstances occurs during the performance of this Contract, the Agent may suspend the disbursement and payment of relevant Loan Funds:

(1) The Borrower breaches this Contract by splitting a large payment into multiple small payments to avoid the Lenders’ entrusted payment requirements;

(2) Other circumstances that the Agent deems necessary to suspend the disbursement and payment of Loan Funds.

8.3 Payments by the Borrower

The Borrower shall pay all amounts due and payable hereunder to the Agent’s Payment Account prior to [17:00] (Beijing time) on the due date of any such amount, as required by the Agent. The Borrower’s payment to the Agent’s Payment Account shall constitute its timely and successful repayment, and the Lenders shall not treat the Borrower as overdue for any reason (except where successful repayment is prevented due to any reason attributable to the Borrower such as the account being frozen or debited by competent authorities).

8.4 Payments by the Agent

1. The Agent shall transfer the relevant Loan Funds actually received by it pursuant to Article 8.1 (Disbursement of Loan Funds) to the Loan Account prior to 17:00 (Beijing time) on each Drawdown Date, and shall make payments in accordance with relevant provisions of Article 8.2 (Payment of Loan Funds) hereof.

2. The Agent shall, within three Business Days after receipt of each amount actually received by it pursuant to Article 8.3 (Payments by the Borrower), distribute such amount to the account of each Lender specified in Schedule 4 (Accounts of the Parties) in the order specified in Article 8.5 (Application of Payments) hereof and on a pro rata basis.

3. In the case of entrusted payment, if the entrusted payment information and relevant transaction materials provided by the Borrower are untrue, inaccurate or incomplete, the Agent shall have the right to refuse payment without any liability therefor; provided that the Borrower’s repayment obligations hereunder shall not be affected in any way.

4. If the Agent fails to timely pay the Loan Funds to the Borrower’s counterparty due to a refund from the bank holding the Borrower’s Counterparty Account, the Agent shall not be liable therefor; provided that the Borrower’s repayment obligations hereunder shall not be affected in any way. The Agent shall have the right to freeze the refunded amount. In such case, the Borrower shall re-submit the payment instruction, supporting documents for the purpose of the loan and other materials in accordance with Paragraph 1, Article 8.2 (Payment of Loan Funds), and upon the Agent’s review and approval, the Loan Funds shall be re‑transferred from the Loan Account to the Borrower’s Counterparty Account.

8.5 Application of Payments

Unless otherwise required by applicable laws and regulations, the Agent shall apply all amounts received by it under Article 8.3 (Payments by the Borrower) in the following order:

1. To pay to the Lenders any fees and expenses due and unpaid by the Borrower hereunder;

2. To pay to the Lenders on a pro rata basis any interest due and payable by the Borrower hereunder (including but not limited to any compound interest and default interest);

3. To pay to the Lenders on a pro rata basis any principal due and payable by the Borrower hereunder; and

4. To pay any other amounts due and payable by the Borrower hereunder.

8.6 Advances

1. The Agent may (but shall not be obligated to) advance any amount on behalf of any Party hereto.

2. If any amount is payable to any Party through the Agent pursuant to the provisions of this Contract, but the Agent does not actually receive such amount on the date of making such payment, then upon demand by the Agent, the Party that has received such amount from the Agent shall immediately refund such amount to the Agent and pay interest thereon to the Agent at the rate of [the corresponding LPR] for the period commencing on the Agent’s payment date (inclusive) and ending on the actual refund date (inclusive).

8.7 Currency of Payment

Unless otherwise agreed by the Parties, all payments hereunder shall be made in RMB.

8.8 Set‑Off

The Borrower shall not exercise any right of set‑off in making any payment hereunder.

8.9 Non‑Business Day

If the due date for payment of any amount falls on a non‑Business Day, the payment date for such amount shall be extended to the immediately following Business Day in the same calendar month as such non‑Business Day (if available); otherwise, it shall be brought forward to the immediately preceding Business Day, unless otherwise provided in this Contract.

8.10 Redistribution

1. Unless otherwise agreed in Paragraph 4 of this Article, if any Lender (the “Receiving Lender”) receives from the Borrower any amount due and payable hereunder by any means beyond those specified in Article 8.3 (Payments by the Borrower), such Receiving Lender shall notify the Agent on the date of receipt of such amount (the “Redistribution Amount”) and shall promptly transfer the Redistribution Amount to the Agent.

2. In respect of any Redistribution Amount received by the Agent pursuant to Paragraph 1 above, the Agent shall treat such amount as having been paid by the Borrower and shall distribute it to the account of each Receiving Lender in accordance with Paragraph 2, Article 8.4 (Payments by the Agent) hereof.

3. Paragraphs 1 and 2 above shall not apply to any of the following amounts:

(1) Any amount received by such Lender in connection with any transfer or sub-participation pursuant to Article XIX (Transfer) hereof; or

(2) Any amount received by such Lender as a result of litigation or arbitration against the Borrower in respect of any dispute hereunder; provided, however, that in respect of the above two items: (i) it has given prior notice to the other Lenders; and (ii) the other Lenders have not joined such litigation or arbitration, or have expressly indicated that they will not join such litigation or arbitration, within five (5) Business Days after receipt of such notice.

IX. Security and Support

The principal, interest (including compound interest and default interest), liquidated damages, compensation for damages and various syndicate fees in respect of the loan hereunder shall be secured by the following Security Providers through one or more of the following methods:

(1) [Jirong Yunke Information Technology Co., Ltd. and Shanghai Jiayin Technology Co., Ltd.], acting as Guarantors, shall provide joint and several guarantee security and respectively enter into a Guarantee Contract with the Lenders;

(2) [Shanghai Jirong Zhicheng Enterprise Development Co., Ltd.], acting as Mortgagor, shall provide mortgage security over the properties owned or lawfully disposed of by it and enter into a Mortgage Contract with the Agent. All Parties unanimously agree that the Agent [Redacted], as the representative and trustee for the Lenders, may act as the sole nominal mortgagee for the benefit of the Lenders and be responsible for completing all relevant procedures including the creation, registration, modification and release of the mortgage security under the Mortgage Contract (The mortgagee recorded in the mortgage registration certificate or other title documents issued by the relevant registration authority shall be the Agent). All Parties acknowledge that the said registration is an arrangement solely for administrative and operational convenience and shall not mean that the mortgage security interest is exclusively enjoyed by the Agent;

(3) [Jirong Yunke Information Technology Co., Ltd.], acting as Pledgor, shall provide pledge security over the movable property or rights owned or lawfully disposed of by it and enter into a Pledge Contract with the Agent. All Parties unanimously agree that the Agent [Redacted], as the representative and trustee for the Lenders, may act as the sole nominal pledgee for the benefit of the Lenders and be responsible for completing all relevant procedures including the creation, registration, notation, modification and release of the pledge security under the Pledge Contract (The pledgee recorded in the pledge registration certificate or other title documents issued by the relevant registration authority shall be the Agent). All Parties acknowledge that the said registration is an arrangement solely for administrative and operational convenience and shall not mean that the pledge security interest is exclusively enjoyed by the Agent.

Where a Security Provider signed a security agreement with the Agent/all Lenders or provided a unilateral guarantee undertaking to secure the obligations hereunder, even if not listed in this Contract, such security shall also constitute a valid security provided by the Security Provider for the obligations hereunder.

If any adverse change affecting the Lenders’ claims occurs in respect of the aforesaid security, the Agent shall have the right, with the consent of the Majority Lenders, to require the Borrower to provide additional security. The Borrower shall provide security acceptable to the Agent accordingly.

X. Taxes

10.1 Taxes

Unless otherwise expressly provided by applicable laws and regulations, any amount paid or payable by the Borrower to any Syndicate Member pursuant to the provisions of this Contract (whether such Syndicate Member acts as the actual payee or a paying agent) shall be free of all Taxes, i.e., the net amount receivable by such Syndicate Member.

10.2 Stamp Duty

The Borrower and each Syndicate Member shall each bear their own stamp duty in connection with the Finance Documents under applicable laws and regulations.

XI. Increased Costs

11.1 Notice of Increased Costs

During the performance of this Contract, if the promulgation, implementation or change of any laws or regulations or the interpretation thereof, or compliance with the requirements of the competent authorities including the PBOC, finance, taxation or financial regulatory authorities, causes or will cause any Lender (the “Affected Lender”) to incur any of the following costs (the “Increased Costs”):

1. Increased or additional costs incurred in connection with the execution or performance of the Finance Documents;

2. A reduction in any amount received or receivable under the Finance Documents;

3. Increased or additional costs incurred in participating in the disbursement of any Loan Funds, maintaining or funding its Commitment or its share of any Outstanding Loan Balance;

Then, upon becoming aware of such circumstances, the Affected Lender shall promptly notify the Agent (such notice, the “Increased Costs Notice”), specifying in detail the causes and calculation basis of such Increased Costs and providing supporting evidence such as actual vouchers. Upon receipt of such Increased Costs Notice, the Agent shall promptly notify the Borrower and forward the relevant materials for the Borrower’s confirmation.

11.2 Indemnity

If the Borrower agrees to provide indemnity upon receipt of the Increased Costs Notice and supporting materials (the Borrower shall so agree as long as the calculations are accurate and materials are complete, and shall respond within three (3) Business Days), the Borrower shall pay to the Affected Lender through the Agent an amount equal to the proven Increased Costs within three (3) Business Days after giving its written consent. However, the Borrower shall not be required to indemnify any Increased Costs caused due to the following reason:

1. Indemnity already paid or payable by the Borrower under other provisions of the Finance Documents;

2. Changes in tax rates or tax bases applicable to the gross operating income or total profits of any Lender or any of its branches;

3. Any Lenders’ failure to comply with any applicable laws or regulations or requirements of the PBOC, finance, taxation, financial regulatory or other competent authorities having jurisdiction over it;

4. Downgrade of any Lender’s credit rating;

5. Any transactions of any Lender not under the Finance Documents.

XII. Changes in Law

12.1 Notice of Change in Law

During the performance of this Contract, if the promulgation, implementation or modification of any laws or regulations or the interpretation thereof, and/or compliance with new requirements of the PBOC, finance, taxation, financial regulatory or other competent authorities causes or will cause it to be unlawful or in violation of new regulatory requirements for any Lender (the “Affected Lender”) to continue performing the Finance Documents, participate in the disbursement of any Loan Funds, maintain or fund its Commitment, or retain its share of any Outstanding Loan Balance, such Affected Lender shall, upon becoming aware of such circumstances, notify the Agent as soon as possible (such notice, the “Notice of Change in Law”), specifying in detail the causes and basis rendering such performance unlawful or in violation of new regulatory requirements. Upon receipt of such Notice of Change in Law, the Agent shall promptly notify the Borrower.

12.2 Cancellation and Prepayment

1. Upon the Borrower’s receipt of the Notice of Change in Law, the Commitment of the Affected Lender shall be automatically and fully cancelled with immediate effect.

2. If the Affected Lender requires the Borrower to prepay its share of any Outstanding Loan Balance and accrued interest, the Borrower shall prepay the corresponding amount to the Affected Lender within ninety (90) Business Days upon such demand.

3. If the Affected Lender cancels its Commitment and requires prepayment in accordance with the provisions of this Article, it shall have no obligation to pay any penalty or fee to the Borrower.

XIII. Mitigation of Loss

13.1 Mitigation

If any circumstance specified in Article XI (Increased Costs) or Article XII (Changes in Law) occurs, the Affected Lender shall negotiate in good faith with the Borrower and other Lenders and shall use its reasonable efforts to mitigate the impact of such circumstance; provided that the Borrower’s obligations under the Finance Documents shall not be exempted or reduced by virtue of this Article.

13.2 Limitation of Obligations

If any Lender, in its reasonable judgment, considers that taking any measure pursuant to Article 13.1 (Mitigation) would adversely affect its business, operations or financial condition, such Lender shall have no obligation to take such measure.

The Borrower shall indemnify the relevant Lender for any reasonable fees and expenses incurred by such Lender in taking any measures pursuant to Article 13.1 (Mitigation) upon mutual agreement; provided that the relevant Lender shall provide lawful and valid certificates or vouchers in respect of such fees and expenses.

XIV. Representations and Warranties

The Borrower hereby makes the following representations and warranties to the Lenders and warrants that such representations and warranties are true and accurate in all respects as of the Effective Date, each Drawdown Notice Date, each Drawdown Date, each Interest Settlement Date and each Prepayment Date, in light of the facts and circumstances on such dates:

14.1 Legal Status

The Borrower and each Security Provider are enterprise legal persons duly incorporated and validly existing under the laws and regulations of their respective places of registration.

14.2 Contractual Capacity

The Borrower and each Security Provider have full civil capacity and civil rights capacity to own their assets, conduct their businesses, and execute and perform the Finance Documents to which they are a party.

14.3 Corporate Authorization

The Borrower and each Security Provider have obtained all necessary internal corporate authorizations to execute and perform the Finance Documents to which they are a party, such authorizations are in full force and effect, and such Finance Documents have been validly executed by their legal representatives or authorized agents.

14.4 Approvals and Licenses

The Borrower and each Security Provider have obtained all necessary approval, license, consent, registration and filing documents to lawfully own their respective assets, conduct their respective businesses, and execute and perform the Finance Documents to which they are a party, and such approval, license, consent, registration and filing documents remain in full force and effect.

14.5 Filing of Enterprise Information

The Borrower and each Security Provider have submitted annual reports in accordance with the requirements of applicable laws and are not included in the List of Abnormal Business Operations or the List of Serious Illegal Enterprises.

14.6 Enforceability

The obligations of the Borrower and each Security Provider under the Finance Documents to which they are a party are legal, valid and binding upon them respectively.

14.7 No Conflict with Laws or Other Instruments

The execution and performance of the Finance Documents to which they are a party by the Borrower and each Security Provider do not, and will not, contravene or conflict with any of the following:

(1) Any contract, agreement or other instrument binding upon them or their assets;

(2) Their respective shareholders’ agreements, articles of association and other corporate governance documents; and/or

(3) Any applicable laws and regulations.

14.8 Litigation and Arbitration

No court action, arbitration, administrative proceeding, enforcement proceeding by judicial or administrative authorities or other similar proceedings are pending or threatened against the Borrower or any Security Provider that may have or would reasonably be expected to have a Material Adverse Effect on its ability to perform the Finance Documents to which it is a party.

14.9 Insolvency Proceedings

No proceedings for closure, dissolution, liquidation, bankruptcy, reorganization, compromise, rectification or similar proceedings have been initiated by or against the Borrower or any Security Provider.

14.10 No Event of Default

No Event of Default has occurred and is continuing, and no circumstance exists which would result in an Event of Default.

14.11 Compliance with Laws

The Borrower and each Security Provider comply in all respects with all applicable laws and regulations and have not breached any laws or regulations relating to their business and operations.

14.12 Ranking of Claims

The claims of the Lenders under the Finance Documents against the Borrower (or each Security Provider, as the case may be) shall rank at least pari passu with all other unsecured and unsubordinated claims of other creditors of the Borrower (or each Security Provider, as the case may be).

14.13 Waiver of Immunity

The Borrower, each Security Provider and their respective assets do not enjoy any immunity or privilege in respect of service of process, judgment, enforcement, property preservation or other proceedings in any judicial proceedings.

14.14 Information Disclosure

(1) No circumstance has occurred which may have or would reasonably be expected to have a Material Adverse Effect on the legal status, business, financial condition or asset position of the Borrower or any Security Provider.

(2) The financial statements and reports provided by the Borrower to each Syndicate Member have been prepared in accordance with Accounting Standards and fairly, truly, completely and accurately reflect the financial condition of the Borrower as of the date of such financial statements and reports, and do not omit any major liabilities, major income or major losses of the Borrower.

(3) All materials provided by the Borrower to each Syndicate Member are true, complete, accurate and valid, and do not omit any information which may have or would reasonably be expected to have a Material Adverse Effect.

14.15 No Material Adverse Effect

No event or circumstance having a Material Adverse Effect has occurred, and no change which may have or would reasonably be expected to have a Material Adverse Effect has occurred.

XV. Covenants

The Borrower undertakes that, during the period from the Effective Date hereof until the date on which all of its obligations hereunder have been fully performed, it will comply with the following obligations:

15.1 Positive Covenants

1. Ranking of Claims

The claims enjoyed by the Lenders under the Finance Documents against the Borrower (or each Security Provider, as the case may be) shall rank at least pari passu with the existing and future unsecured or non-statutorily preferred claims enjoyed by other creditors of the Borrower (or each Security Provider, as the case may be) against the Borrower (or each Security Provider, as the case may be).

2. Legal Status and Capacity

The Borrower shall maintain (and shall cause each Security Provider to maintain) its respective status as a legally, continuously and validly existing enterprise legal person, and ensure that it possesses the necessary civil capacity for conduct and civil rights capacity to perform the Finance Documents to which it is a party.

3. Compliance with Laws

The Borrower shall ensure (and shall cause each Security Provider to ensure) compliance in all respects with any laws and regulations relating to its respective business and operations, including but not limited to laws and regulations relating to environmental protection and taxation, as well as governmental rules and industry regulatory measures relating to energy conservation and emission reduction.

4. Licenses and Approvals

The Borrower shall timely obtain, comply with and maintain (and shall procure each Security Provider to timely obtain, comply with and maintain) all approval, license, consent, registration and filing documents required for performing the Finance Documents to which it is a party.

5. Filing of Enterprise Information

The Borrower shall timely file (and shall cause each Security Provider to timely file) its respective annual reports with the SAMR, and ensure that it and each Security Provider are not included in the List of Abnormal Business Operations or the List of Serious Illegal Enterprises.

6. Insurance

The Borrower shall purchase insurances covering its business and assets from reputable insurance companies, and the types of insurance purchased shall be those customarily purchased by enterprises engaged in the same or similar businesses. The Borrower shall maintain such insurance continuously and fully valid, and renew it promptly prior to its expiry. The Agent shall be the first beneficiary under such insurance.

7. Provision of Materials

(1) The Borrower shall provide the Agent with its quarterly financial statements (including notes thereto) within thirty (30) days after the end of each quarter.

(2) The Borrower shall provide the Agent with its semi-annual financial statements (including notes thereto) within sixty (60) days after the end of each half-Fiscal Year.

(3) The Borrower shall provide the Agent with its annual financial statements (including notes thereto) audited by a Certified Public Accountant in respect of such Fiscal Year within sixty (60) days after the end of each Fiscal Year, together with a professional audit opinion issued by such Certified Public Accountant in respect of such statements.

(4) The Borrower shall ensure (and shall cause each Security Provider to ensure) that its respective financial statements are prepared in accordance with applicable laws, regulations and Accounting Standards.

(5) Upon request by the Agent, the Borrower shall provide the Agent with copies of all approval, license, consent, registration and filing documents obtained by it under Paragraph 4, Article 15.1 (Positive Covenants).

(6) Upon request by the Agent, the Borrower shall provide the Agent with copies of all insurance policies or insurance contracts purchased by it pursuant to Paragraph 6, Article 15.1 (Positive Covenants).

(7) When the Borrower provides financial statements or copies of other materials pursuant to the provisions of this Article, it shall simultaneously provide a certificate signed by a director or financial person-in-charge of the Borrower and affixed with the company’s official seal, certifying that such copies are consistent with the originals and that the information disclosed therein is accurate, complete and up-to-date.

(8) When the Borrower provides financial statements specified in this Article, it shall simultaneously provide a certificate signed by a director or financial person-in-charge of the Borrower and affixed with the company’s official seal, setting forth the calculation basis and results of various financial indicators in reasonable detail.

(9) Upon request by the Agent, the Borrower shall promptly provide records and materials relating to the use of the Loan Funds.

(10) All materials provided by the Borrower shall be true, complete and valid.

8. Notification Obligations

If any of the following events occurs or may occur, the Borrower shall notify the Agent in writing within five (5) working days:

(1) Deterioration of the Borrower’s operating and financial conditions that affects or may affect its debt repayment ability;

(2) The Borrower and/or any Security Provider being involved or about to be involved as a defendant, respondent or person subject to enforcement in litigation, arbitration proceedings or other legal disputes that affect the security of the Lenders’ claims hereunder; or the occurrence of any court action, arbitration, administrative proceeding, enforcement proceeding by judicial or administrative authorities, or other similar proceedings initiated by any other person against the Borrower or any Security Provider, or by the Borrower or any Security Provider against any other person, with a subject amount of RMB [5,000,000] or more;

(3) Changes to the Borrower’s name, legal representative, domicile, contact telephone number or other information;

(4) Directors, officers or actual controllers of the Borrower or any Security Provider being involved in major cases or economic disputes, or becoming unreachable or unavailable for meeting;

(5) Occurrence of any event that renders the representations and warranties made by the Borrower hereunder untrue, inaccurate or invalid;

(6) Assets of the Borrower, any Security Provider, or their controlling shareholders or actual controllers being seized, sealed up, frozen, subject to enforcement, or subject to other measures of the same effect; or the legal representative/ person-in-charge of the Borrower, any Security Provider or the aforementioned persons being involved in litigation, arbitration or other compulsory measures that severely affect the Borrower’s repayment ability;

(7) Occurrence of any Event of Default or Potential Event of Default, or occurrence of any event that has or may have a Material Adverse Effect;

(8) Changes to the Borrower’s material investment projects;

(9) Abnormal changes in the Borrower’s operating costs;

(10) Material adverse changes to the Borrower’s brand, customers, marketing channels, etc.;

(11) Occurrence of connected transactions totaling 10% or more of its net assets (in such case, the Borrower shall include the following information: the connected relationship among the transaction parties, transaction items and nature, transaction amount and corresponding proportion, pricing policies, etc.);

(12) Occurrence of other events that affect or may affect the Borrower’s repayment ability.

If any of the following events occurs or may occur, the Borrower shall notify the Agent in writing five (5) working days (or three (3) working days in case of emergency):

(1) The Borrower undergoing division, system restructuring, merger, termination, joint venture, equity transfer, asset sale, acquisition, shareholding system reform, bankruptcy or liquidation, or making outward investments, providing security, or incurring material additional debt financing that may affect its repayment ability;

(2) Changes to the Borrower’s business scope and registered capital;

(3) Changes to the top five shareholders of the Borrower in terms of capital contribution or shareholding;

(4) The Borrower amending the terms of its debt with other financial institutions or other interest-bearing financing, or prepaying its long-term debt, or repaying large-scale debts owed to its shareholders or investors;

(5) The Borrower or any Security Provider being unable to pay its due debts, or conducting debt restructuring, or entering or about to enter into suspension of business, rectification, liquidation, bankruptcy, dissolution or similar legal proceedings.

If any of the following events occurs or may occur, the Borrower shall inform the Agent in writing ten (10) working days, and obtain the prior written consent of the Agent (acting on the decision of the Majority Lenders):

(1) Being contracted for operation, leased, operated under joint venture, material outward investment, change of actual controller or major shareholder, shareholding system reform, merger (acquisition), joint venture (cooperation), division, establishment of subsidiaries, property transfer, capital reduction, suspension of business, dissolution, application for bankruptcy, reorganization or cancellation, or any other acts that may affect the Borrower’s repayment ability;

(2) Transferring (including by way of sale, gift, debt settlement, exchange, etc.), mortgaging, pledging or otherwise disposing of all or most of its material assets;

(3) Material changes to the dividend policy that may affect the Borrower’s repayment ability;

(4) Incurring new material debts or providing external security;

(5) Occurrence of other material events affecting its continuous operation;

(6) Other events: [ / ].

9. Compliance with Financial Indicators

The Borrower shall comply with the following financial indicators:

[(1) Rental unit price: In respect of the leasing of the non-self-use portion of the [Redacted], the Target Asset (Leasing by the Borrower’s affiliates [which refer to the parent company, subsidiaries, and other companies under the control of the same parent company of the Borrower] shall be regarded as “self-use”), the average leasing unit price shall not be lower than [Redacted] of the average leasing unit price of the previous year (Calculation formula: Average leasing unit price = Sales revenue from leasing of non-self-use portion / Leased area of non-self-use portion). If it is lower than [Redacted], the Borrower shall retain sufficient funds in the fund regulatory account to cover the principal and interest repayments for at least the next six months. If the average unit price falls by more than [Redacted] for two consecutive years, the Lenders shall have the right to require the Borrower to prepay the loan.]

[The leasing rate of the non-self-use portion of the [Redacted], the Target Asset, shall not be lower than [Redacted]. If it is lower than [Redacted], the Borrower shall retain sufficient funds in the fund regulatory account to cover the principal and interest repayments for at least the next six months. If the leasing rate of the non-self-use portion is lower than [Redacted], the Lenders shall have the right to require the Borrower to prepay the loan.]

[(2) The financial indicators in respect of Jirong Yunke Information Technology Co., Ltd., the Borrower’s parent company, are agreed as follows: (i) its net leverage ratio shall not be higher than [Redacted] (Calculation formula: Net leverage ratio = (Interest-bearing financial liabilities – Book cash and cash equivalents) / EBITDA); (ii) interest coverage ratio shall not be lower than [Redacted] times (Calculation formula: Interest coverage ratio = EBITDA / Interest expense).

(Note: The above financial indicators shall be monitored based on the annual financial statement data. As the parent company Jirong Yunke Information Technology Co., Ltd.

has no consolidated financial statements, interest-bearing financial liabilities and interest expenses shall be calculated based on the combined annual financial statements of Jirong Yunke Information Technology Co., Ltd. and the Borrower, and book cash and EBITDA shall be calculated based on the independent financial statements of Jirong Yunke Information Technology Co., Ltd.).]

10. Loan Management

The Agent may inspect and monitor the Borrower’s use of each Loan Fund at any time, and the Borrower shall cooperate with the Agent in such loan payment management, post-loan management and relevant inspections. The Agent’s methods of inspection and monitoring include but are not limited to the following: (i) requiring the Borrower to provide valid supporting materials regarding its use of the Loan Funds; (ii) conducting account analysis, voucher verification or on-site investigation on the use of the Loan Funds; and (iii) other methods permitted by laws and regulations.

11. Green Finance

The Borrower represents and warrants that it will strengthen its own environmental, social and governance risk management, and undertakes to accept supervision by the Lenders. Any Lender shall have the right to take the Borrower’s management of environmental, social and governance risks as an important basis for the disbursement of financing funds. If the Borrower or its investment projects involve material environmental, social and governance risks, or upon request by the Lenders, the Borrower shall submit its environmental, social and governance risk management report. If the Borrower breaches the said agreement, or material hidden risks relating to environmental, social and governance matters arise, such event shall constitute an Event of Default hereunder or an event affecting the security of the Lenders’ claims, in which case the Lenders shall have the right to take corresponding remedies in accordance with the provisions hereof and pursue the Borrower’s legal liability.

12. Others

The Borrower, its parent company participating in the M&A (if any), and the target enterprise possess the qualification to legally conduct the M&A transaction hereunder. If the target enterprise operates in a specific industry, the Borrower and its parent company participating in the M&A (if any) have obtained all necessary qualification certificates or approvals for entering such industry, and such qualification certificates or approvals remain valid and effective.

The M&A transaction hereunder conform to laws, regulations and rules, and all necessary approvals has been obtained with respect thereto. The Borrower has completed all approval, registration, announcement, delivery, insurance and other statutory procedures relating to the M&A transaction and the loan hereunder in accordance with laws, regulations and rules, and all M&A compliance conditions have been satisfied. All funding sources of the M&A transaction do not violate any restrictive provisions of laws, regulations or rules.

15.2 Negative Covenants

1. Security Interests

The Borrower shall ensure that no Security Interest is created or exists on any of its assets (other than the Security Interest created pursuant to the Security Documents) unless the consent of the Majority Lenders has been obtained.

2. Disposal of Assets

Without prior written consent of the Majority Lenders, the Borrower shall not sell, lease (other than the leases involved in the Project), assign, transfer or otherwise dispose of any of its material assets through a single transaction, multiple transactions or a series of connected transactions.

3. Division and Merger

Without prior written consent of the Majority Lenders, the Borrower shall not undergo any merger, division, contracted operation or similar arrangement.

4. Capital Reduction

Without prior written consent of the Majority Lenders, the Borrower shall not reduce its registered capital.

5. Restrictions on Dividend

The Borrower shall not distribute or pay any dividends to shareholders or make any form of distribution to shareholders.

(1) Use of Loan Funds

The Borrower shall not use the Loan Funds hereunder for any purpose other than the purposes as agreed herein.

(2) Equity Transfer

Without prior written consent of the Majority Lenders, no changes shall occur to the Borrower’s shareholders and shareholding proportions (including any changes or alterations arising through trust, shareholding nomination, investment or other arrangements). If the Borrower’s equity is changed with prior written consent of the Majority Lenders, the equity transaction proceeds obtained from such change shall be used first to repay the loan hereunder.

(3) Permitted Investments and Indebtedness

The Borrower shall not incur any other outward investments or Indebtedness other than the Permitted Investments and Indebtedness.

(4) Others

(a) Refinancing shall not be conducted using the Project / Project assets involved in the M&A transaction (including but not limited to fixed assets, operating income, etc.);

(b) The Borrower shall not pledge its equity to third parties, and shall not provide any form of security to third parties (except for the security provided by the Borrower for the obligations hereunder);

(c) If the loans lent to the Borrower by the Borrower’s shareholders have been capitalized as capital contribution to the Borrower, such capital contribution shall not be withdrawn during the term of the loan hereunder;

(d) The parent company Jirong Yunke Information Technology Co., Ltd. shall transfer the repayment and interest payment shortfall (i.e., the difference between the balance in the special account and all amounts payable on the Repayment Date and Interest Payment Date) to the Loan Account opened by the Borrower at the Agent within fifteen (15) working days prior to the Repayment Date and Interest Payment Date.

XVI. Events of Default

16.1 Events of Default

The occurrence of any of the following events shall constitute an Event of Default by the Borrower hereunder:

(1) The Borrower’s credit standing deteriorates;

(2) The Borrower’s operating and financial conditions significantly deteriorates;

(3) The Borrower fails to use any Loan Funds for the purpose specified herein, or alters the purpose of funds without the consent of the Lenders, or misappropriates funds or uses funds to engage in illegal or non-compliant transactions;

(4) The Borrower fails to make external payment of the loan funds in the manner agreed herein, or uses the loan funds abnormally, or evades entrusted payment in any form;

(5) The Borrower or the Target Asset fails to meet the financial indicators agreed herein (including that the rental unit price and occupancy rate of the Target Asset fail to meet the indicators agreed herein, or the Borrower’s parent company Jirong Yunke Information Technology Co., Ltd. fails to meet the financial indicators agreed herein, etc.);

(6) The Borrower refuses to accept or cooperate with the supervision and inspection conducted by the Lenders on the Borrower’s use of loan funds and relevant operating and financial activities (which do not affect the Borrower’s normal business operations);

(7) The Borrower carries out material events including division, system restructuring, merger, termination, joint venture, equity transfer, asset sale, acquisition, shareholding system reform, bankruptcy and liquidation without the consent of the Agent, or makes outward investments, provides security, or incurs material additional debt financing that may affect its repayment ability;

(8) Any of the representations made by the Borrower under Article XIV (Representations and Warranties) hereof is untrue, inaccurate, incomplete or misleading in any material respect; or the Borrower fails to comply with any of the obligations under Article XV (Covenants), or fails to perform or comply with any other obligation in accordance with the provisions of this Contract; or the Borrower breaches any of its representations, warranties and undertakings hereunder, or breaches any other obligation hereunder;

(9) The Borrower provides false materials such as those without genuine trade/transaction backgrounds, or conceals its operating and financial facts;

(10) The Borrower has adverse credit records or other default acts;

(11) The Borrower or any Security Provider evades debts through connected transactions or other means;

(12) The Borrower discounts or pledges with banks by means of false contracts or arrangements with any third party (including but not limited to notes receivable and accounts receivable without genuine trade backgrounds) to fraudulently obtain funds or credit facilities from the Lenders or other banks;

(13) The Borrower fails to repay any other due debts other than the obligations hereunder; or an Event of Default occurs under any other relevant documents in respect of Indebtedness owed by the Borrower, causing such debts to become prematurely due and payable or immediately due and payable; or any collateral securing the Borrower’s debts is enforced, thereby having a Material Adverse Effect on the Borrower’s performance of its obligations hereunder;

(14) Any Security Provider hereunder violates the provisions of laws, regulations, rules, etc. or the terms of the Security Documents; or any security hereunder does not take effect, becomes invalid or is revoked; or any adverse change affecting the Lenders’ claims occurs to any Security Provider or the collateral (pledge); or any Security Provider refuses to perform its security obligations; or the Finance Documents become invalid or unenforceable;

(15) The Borrower, any Security Provider, or their respective legal representatives, management or actual controllers transfer assets, which in the Lenders’ opinion affects the security of their claims;

(16) The Borrower, any Security Provider or their respective legal representatives, management or actual controllers are, as defendants, respondents or persons subject to enforcement, involved in or may be involved in litigation or arbitration cases affecting the security of the Lenders’ claims hereunder, or are imposed or may be imposed any form of penalty or compulsory measures by administrative, law enforcement or judicial authorities, thereby affecting the Borrower’s repayment ability;

(17) The Borrower or any Security Provider undergoes suspension of business for rectification, dissolution, liquidation, bankruptcy, reorganization, rectification, pre-reorganization or similar events, or negative news unfavorable to the Borrower or such Security Provider occurs;

(18) The legal representative or actual controller of the Borrower or any Security Provider is unreachable or unavailable for meeting;

(19) Any notification event hereunder actually occurs, causing the Lenders to believe that the security of their claims will be affected;

(20) The occurrence of any of the following events, which in the Lenders’ opinion may endanger the security of their claims hereunder: the Borrower and the Target Asset/Project are contracted for operation, placed under trusteeship (takeover), leased, undergo shareholding system reform, registered capital reduction, investment, joint operation, merger, acquisition, acquisition and restructuring, division, joint venture, application (or being applied) for suspension of business for rectification, application for dissolution, revocation, application (or be subject to application) for bankruptcy, change of important shareholders, material changes in business strategies, material asset transfer, changes in material investment projects, abnormal changes in operating costs, material adverse changes in brands/customers/marketing channels, incurrence of new material debts or external security, material asset sale, material changes in dividend policies, operating performance (including cash flow) failing to remain stable or growing, unsound corporate governance structure, unstable or incompetent management team, material financial indicators failing to continuously meet the requirements set forth in this Contract, production suspension, business closure, imposition of high fines by competent authorities, cancellation of registration, revocation of business license, involvement in material legal disputes, serious difficulties in production and operation or deterioration of financial conditions, inability of legal representative or principal person-in-charge to perform duties normally, and other material events affecting the continuous operation of the enterprise;

(21) The occurrence of any of the following events, which in the Lenders’ opinion may endanger the security of their claims hereunder: the Borrower fails to perform other due debts, incurs new material debts, transfers its assets at a low price or without compensation, waives debts of third parties, is negligent in exercising claims or other rights, or provides security for third parties;

(22) The shareholders of the Borrower abuse the independent status of the corporate legal person or the limited liability of shareholders to evade debts, which in the Lenders’ opinion may endanger the security of the claims hereunder;

(23) The Borrower fails to provide the Lenders with a written undertaking committing that the repayment order of shareholder loans (if any) shall be subordinated to the Lenders’ acquisition loan;

(24) The occurrence of any of the following circumstances in relation to the M&A, which in the Lenders’ opinion may endanger the security of the claims hereunder: the dividend policies of both parties to the M&A affect the repayment source of the acquisition loan; fixed-income instruments used in the M&A affect the repayment source of the acquisition loan; changes in exchange rates, interest rates and other factors affect the repayment source of the acquisition loan; the acquirer fails to achieve synergy with the Target Asset after the M&A;

(25) Due to adverse changes in national credit policies, market environment and other factors to the Lenders’ claims, the Borrower fails to take effective countermeasures, which may affect the security of the Lenders’ claims;

(26) The Borrower fails to repay any principal, interest (including default interest and compound interest), fees or other amounts hereunder in accordance with the provisions hereof;

(27) During the term of the acquisition loan hereunder, the Borrower incurs in any form new implicit debts that shall be repaid by local governments;

(28) Any creditor of the Borrower declares any Indebtedness of the Borrower due in advance; and/or the Borrower ceases to repay any of its due debts; or the Borrower admits its inability to repay its due debts; and/or the Borrower commences negotiations with one or more of its creditors on debt restructuring; or the assets of the Borrower are less than its liabilities;

(29) Any asset of the Borrower is sealed up, frozen, detained, enforced or subject to other similar legal proceedings, thereby having a Material Adverse Effect on the Borrower’s repayment of the debts hereunder;

(30) The occurrence of any other event in violation of the provisions of laws, regulations, rules, etc. or this Contract, or the occurrence of any event or circumstance having a Material Adverse Effect.

16.2 Remedies of the Lenders

1. Notices

(1) If the Borrower or any Lender becomes aware of the occurrence of an Event of Default hereunder, or any fact or circumstance that it reasonably believes may constitute an Event of Default, it shall promptly notify the Agent.

(2) Upon receipt of the above notice, the Agent shall promptly notify each Lender or each of the other Lenders.

(3) If the Event of Default is not notified to the Agent by the Borrower, the Agent shall promptly inform the Borrower upon receipt of the notice for the Borrower’s confirmation, explanation or remedial measures.

2. Remedial Rights

During the continuance of any Event of Default, the Agent (acting on the decision of the Majority Lenders) may exercise any one or more of the following rights:

(1) To waive the relevant Event of Default, or consent to the Borrower’s remedy of the relevant Event of Default, or require the Borrower to cure the Event of Default within a specified time limit;

(2) To declare the suspension of drawing any Loan Funds; upon such declaration, the drawing of such portion of Loan Funds shall be suspended immediately;

(3) To declare the cancellation of all or any part of the Total Commitment; upon such declaration, the Commitment of each Lender shall be cancelled pro rata accordingly, and the cancelled Total Commitment may not be reinstated;

(4) If the Borrower fails to provide a reasonable explanation satisfactory to the Agent (acting on the decision of the Majority Lenders) and fails to take any effective remedial measures, to declare all or any part of the Outstanding Loan Balance together with all accrued interest, fees and other amounts hereunder immediately due and payable; upon such declaration, such amounts shall become immediately due and payable without any further notice from the Agent, provided that the Agent may grant the Borrower a 45-day period to raise repayment funds at the decision of the Majority Lenders;

(5) To require the Borrower to provide additional collateral immediately;

(6) To enforce the Security Documents; and/or

(7) To exercise any other rights conferred by laws, regulations and this Contract.

3. Actions of the Agent

(1) The various remedial rights set forth in Paragraph 2 (Remedial Rights), Article 16.2 (Remedies of the Lenders), or the right to initiate and conduct any dispute resolution legal proceedings against the Borrower, shall be exercised through the arrangement of the Agent; provided that if the Agent fails to take such actions in accordance with the decision of the Majority Lenders, the relevant Lenders may take such actions on their own.

(2) During the continuance of an Event of Default, the Agent shall have the right to take all actions it deems necessary or reasonable at any time to protect the rights and interests of each Lender hereunder.

4. Undertakings of Each Lender

(1) Each Lender undertakes that it shall not exercise its rights hereunder in a manner inconsistent with the provisions of this Contract.

(2) Each Lender undertakes to the other Lenders that, unless otherwise expressly provided in this Contract:

1) It will not separately demand or accept any form of debt repayment from any person for the purpose of repaying any debts owed by the Borrower to such Lender hereunder;

2) It will not separately demand or accept any security interest or financial support in respect of any debts owed by the Borrower to such Lender hereunder.

5. Deduction and Set-off

Upon the occurrence of any Event of Default, each Lender shall have the right to deduct and set off the balance in any account opened by the Borrower with such Lender (including any of its branches) and transfer such amount to the Agent for redistribution in accordance with Article 8.10 (Redistribution) hereof;

If the currency of the amount so deducted and set off is inconsistent with the currency agreed herein, conversion shall be made at the exchange rate applicable to the Agent on the date the Agent receives such deducted and set-off amount. The interest and other expenses incurred during the period from such deduction and set-off date to the settlement date (being the date on which the Agent converts the deducted and set-off amount into the currency agreed herein and actually settles the debts hereunder in accordance with the foreign exchange administration policies of the state), and any difference arising from exchange rate fluctuations during such period, shall be borne by the Borrower;

When any Lender deducts and sets off the Borrower’s unexpired time deposits, if full early withdrawal is required, interest shall be calculated and paid at the current deposit rate published by the Lender on the withdrawal date. If partial early withdrawal is required, the early withdrawn portion shall bear interest at the current deposit rate published by the Lender on the withdrawal date, and the remaining portion shall bear interest at the time deposit rate of such time deposit on the account opening date. Any interest loss arising from such deduction and set-off shall be borne by the Borrower.

If the deduction and set-off amount is insufficient to repay all debts of the Borrower, the Lenders shall repay the debts pro rata according to each actual drawing made by the Borrower.

16.3 Indemnity for Losses

If the Borrower breaches any of its obligations hereunder (including but not limited to the occurrence of any of the following circumstances), causing any Lender to suffer or incur any actual economic losses other than default interest and thus claiming compensation from the Borrower, the Borrower shall indemnify such Lender within five (5) Business Days upon receipt of such claim:

(1) The Borrower fails to repay any amount on its due date;

(2) The Borrower repays any amount on a date other than its due date without the consent of the Lenders;

(3) The occurrence of any Event of Default or Potential Event of Default by the Borrower;

(4) Any Loan Funds fail to be fully drawn on time due to the Borrower’s reasons;

(5) The Borrower cancels the Commitment of any Lender in violation of the provisions of this Contract;

(6) The information and materials provided by the Borrower are false;

(7) The occurrence of any other circumstance causing the Lenders to suffer or incur any actual economic losses.

If any Lender intends to make a claim in accordance with the provisions of this Article, it shall notify the Agent and provide detailed calculation basis and evidential materials for such claim. Upon receipt of such claim, the Agent shall notify the Borrower and provide relevant materials for the Borrower’s confirmation.

XVII. Relationship among Syndicate Members

17.1 Appointment of the Agent

1. Each Lender other than the Agent (the “Syndicate Members”) hereby appoints the Agent as its agent hereunder, and authorizes the Agent to exercise the rights expressly conferred upon it by the terms hereof and all other rights reasonably incidental thereto.

2. Each other Syndicate Member hereby authorizes the Agent to directly enter into Security Documents, and any supplements or amendments thereto, with the relevant Security Providers in accordance with the principles and relevant facts set forth in this Contract. If security registration is required, the Agent shall carry out such security registration in accordance with the requirements of the local registration authority, and shall act as the sole, nominal obligee in such registration.

17.2 Agency Relationship

1. The relationship between the Agent and the other Syndicate Members is solely that of principal and agent. As the agent of the Syndicate, the principal function of the Agent is to serve the Lenders and protect the interests of the Syndicate hereunder. It shall perform the duties agreed herein in a diligent, faithful, responsible and professional manner to ensure the effective implementation of the agreements hereunder and the instructions and authorizations of the Lenders, which is of an administrative nature.

2. The Agent shall not act as agent of the Borrower in any respect.

17.3 Responsibilities of the Agent

1. If the Agent receives the original or a copy of any document sent by any Party hereto for transmission to another Party, the Agent shall transmit such document to such designated other Party within three (3) Business Days after receipt. Unless otherwise agreed herein, the Agent shall not be responsible for examining the authenticity, adequacy, accuracy or completeness of the form or content of any document transmitted by it.

2. The Agent shall establish and maintain ledgers in connection with this Contract and shall provide such ledgers to the Lenders upon their request.

3. The Agent shall disburse and pay the Loan Funds in accordance with Article 8.1 (Disbursement of Loan Funds) and Article 8.2 (Payment of Loan Funds) hereof, and shall manage and control the same.

4. If the Agent receives a notice from any Party hereto concerning the occurrence of an Event of Default, the Agent shall notify each Syndicate Member within three (3) Business Days after receipt of such notice.

5. The Agent shall promptly allocate interest and principal duly paid by the Borrower to each Syndicate Member on a pro rata basis in accordance with such Syndicate Member’s share of the Outstanding Loan Balance. If the Borrower fails to repay the loan on time, the Agent shall distribute the portion repaid in accordance with the provisions hereof. In respect of the overdue portion unpaid by the Borrower, the Agent shall levy default interest and compound interest on the Borrower in accordance with the relevant provisions of the PBOC and the terms hereof.

6. The Agent shall be responsible for the administration of Loan Fund payments, post-loan management and supervision and inspection of the use of Loan Funds in accordance with this Contract and the Fund Supervision Agreement (if any), and shall regularly report the results of such supervision and inspection to each Syndicate Member.

7. The Agent shall organize the Syndicate Members to initiate and/or participate in any litigation, arbitration or legal dispute proceedings in connection with this Contract in accordance with the decision of the Majority Lenders; provided that the Lenders have indemnified or advanced to the Agent all costs, fees, expenses (including but not limited to legal fees) and liabilities that the Agent has incurred or may incur in complying with such decision in accordance with the provisions hereof.

8. The Agent shall be responsible for convening meetings of the Syndicate, coordinating the relationship among the Syndicate Members, responding to irregular inquiries and verifications by the Syndicate Members, and handling any other matters entrusted by the Syndicate meeting.

9. The Agent shall not be liable to any other Party for any Party's breach of the terms hereof.

10. If any decision of the Majority Lenders violates or would cause a violation of applicable laws and regulations, or acting in accordance with such decision violates or would cause a violation of applicable laws and regulations, the Agent may refrain from acting in accordance with such decision after prior notice to the Syndicate Members.

11. The Agent shall perform its duties hereunder with due diligence.

17.4 Rights of the Agent

1. The Agent may assume, unless it has actual knowledge to the contrary:

(1) that any factual statement made by any other Party hereto in or in connection with this Contract is true, complete and accurate;

(2) that no Event of Default has occurred or is continuing;

(3) that no other Party hereto is in breach of its obligations hereunder; and/or

(4) that no other Party hereto or the Majority Lenders has exercised any right available to it.

However, if the Agent has actual knowledge to the contrary, or if any other Party hereto has knowledge to the contrary and notifies the Agent thereof, the Agent shall be entitled and obliged to notify the Lenders in accordance with the relevant provisions hereof.

2. The Agent may, when it deems necessary, retain lawyers, accountants, valuers, translators or other professional persons, pay consulting or service fees to such professional persons, and act in reliance on the opinions of such professional persons.

3. The Agent may act in reliance on any communication or document it reasonably believes to be genuine.

4. The Agent may disclose to any other Party hereto any information received by it under the terms hereof that it reasonably considers appropriate.

17.5 Independent Credit Assessment

Each Lender acknowledges that it has conducted, and will continue to conduct, independent investigation, review and assessment of the Borrower’s financial condition, creditworthiness, business condition, legal status and other circumstances, and shall make independent judgments and decisions and assume risks accordingly, including but not limited to:

1. the adequacy, accuracy or completeness of any information relating to any other Party hereto or the transactions hereunder, whether or not such information is provided to such Lender by the Agent or the Arranger or the Co-Arranger;

2. the financial condition, creditworthiness, business condition, legal status or other circumstances of any other Party hereto;

3. the legality, validity, binding effect, adequacy or enforceability of this Contract or any document in connection herewith, or any action taken or to be taken by any other Party hereto.

Accordingly, the Agent shall not be liable to any Lender in respect of the foregoing matters and any risks that may exist therein.

17.6 Agent, Arranger and Co-Arranger as the Lender

Where the Agent or the Arranger or the Co-Arranger is also a Lender, it shall be entitled to the rights and subject to the obligations of a Lender in accordance with the terms hereof.

17.7 Syndicate Meetings

1. Decision-Making Mechanism of Lenders

(1) If any matter occurs that is expressly required hereunder to be decided by the Majority Lenders or all Lenders, any Lender having knowledge of such occurrence shall immediately notify the Agent, and the Agent shall promptly notify each Lender upon receipt of such notice or upon becoming aware of such occurrence and request each Lender to vote on such matter.

(2) Each Lender shall notify the Agent of its decision within the time limit specified in such notice after receiving the aforesaid notice from the Agent.

(3) Unless otherwise agreed herein, the Agent shall act in accordance with the decision made by the Majority Lenders or all Lenders pursuant to the terms hereof. The Agent shall not be liable to any other Party hereto for any consequences arising from its acts or omissions in accordance with the decision of the Majority Lenders or all Lenders.

(4) Decisions made by the Majority Lenders or all Lenders in accordance with the terms hereof shall be binding on all Lenders. Each Lender shall fully cooperate when the Agent implements such decisions of the Majority Lenders or all Lenders.

(5) If the Majority Lenders or all Lenders fail to make a decision in accordance with the provisions of this Article, the Agent shall propose a preliminary solution for such matter and solicit the opinions of each Lender again in accordance with the above procedures. If any Lender fails to notify the Agent of its decision within the time limit stated in the notice issued by the Agent, it shall be deemed to have agreed to such solution proposed by the Agent.

(6) If the Agent considers that a certain act or omission is in the best interests of the Lenders, it may (but shall not be obligated to) take or omit to take such act.

2. Matters Subject to Consent of All Syndicate Members

Unless otherwise agreed herein, any amendment to the terms hereof involving any of the following matters shall require the consent of all Syndicate Members:

(1) any change to the Commitment, the Total Commitment or the currency of the Loan Funds;

(2) any change to the Drawdown Period or Loan Term;

(3) any change to the Interest Rate or Default Interest Rate;

(4) any change to the currency, amount or Payment Date of any amount paid or payable to any Syndicate Member;

(5) any amendment to the definition of “Majority Lenders”;

(6) any amendment to Article XXII (Amendments and Waivers) hereof; and/or

(7) any change to material matters such as the Security Providers, security method, secured amount or security term.

3. Procedures and Rules of Procedure for Syndicate Meetings

(1) If any matter arises that requires the Agent to act in accordance with the decision of the Majority Lenders or all Lenders (as the case may be), the Agent shall convene a Syndicate meeting, which shall be presided over by the Agent.

(2) In addition to those specified in Item (1) above, the Agent shall also promptly convene a Syndicate meeting if:

(a) The Arranger or the Co-Arranger considers it necessary to convene a Syndicate meeting; or

(b) Lenders holding more than 55% of the Total Commitment submit a written proposal to convene a Syndicate meeting.

(3) When convening a Syndicate meeting, the Agent shall give written notice to each Lender at least three (3) Business Days in advance or within such shorter period as determined by the Agent. Such meeting notice shall specify the time, venue (if applicable), manner of the meeting and the proposals to be considered at the Syndicate meeting.

(4) Syndicate meetings may be held in person, by teleconference or by written consent. The Agent shall choose the written consent method whenever possible.

(5) Each Lender shall notify the Agent of its intention to attend the Syndicate meeting within one (1) Business Day after receiving the meeting notice, and may submit ad hoc proposals up to one (1) Business Day prior to the meeting.

(6) Each Lender may appoint one or two authorized representatives and a number of ordinary representatives to attend the Syndicate meeting. All representatives may participate in discussions and express opinions at the meeting, but only authorized representatives shall have the right to vote on behalf of such Lender at the meeting. Each authorized representative of a Lender shall hold a valid and effective power of attorney specifying the scope of authorization. In addition, each power of attorney issued by a Lender shall expressly state that documents signed by the authorized representative (without the need for affixation of the official seal) shall be legally binding on such Lender. The official seal of each Lender shall be filed with the Agent, and the authorized representative of each Lender shall present a power of attorney affixed with the official seal for the Agent to verify the validity thereof.

(7) The Agent shall prepare a written document based on the valid resolution adopted at the Syndicate meeting, which shall be signed by the authorized representative of each Lender. Any Lender objecting to such resolution shall also state its objection in such document before signing it. Subject to the relevant terms hereof, such resolution shall be binding on all Lenders. Each Lender shall receive one original of the valid Syndicate meeting resolution.

17.8 Indemnity by Lenders

1. The Agent shall have no obligation to advance any amount on behalf of any Party hereto.

2. Upon demand by the Agent, each Lender shall indemnify the Agent according to its Commitment Ratio within five (5) Business Days after such demand for all reasonable costs, fees, losses, expenses (including legal fees) and liabilities incurred by the Agent in performing its agency activities under the Finance Documents (excluding such costs, fees, losses, expenses and liabilities arising from the Agent’s negligence or willful misconduct), unless the Agent has been reimbursed by the Borrower in accordance with the provisions of the Finance Documents.

3. If any Lender intends to provide indemnity in accordance with this paragraph, it shall be entitled to request the Agent to provide detailed calculation basis for such indemnity amount. The

Agent shall provide the calculation basis accordingly within five (5) Business Days after the request by the Lender.

17.9 Resignation of the Agent

1. The Agent may, at any time, notify the Lenders of its intention to resign (such Agent, the “Resigning Agent”).

2. The Majority Lenders shall, within ten (10) Business Days after receipt of the resignation notice issued by the Agent pursuant to item (1) above, appoint another qualified, reputable and experienced financial institution as the successor to such Resigning Agent (the “Successor Agent”). If the Majority Lenders fail to appoint a Successor Agent within such period, the Resigning Agent may itself designate a financial institution which it considers qualified, reputable and experienced as the Successor Agent.

3. The resignation of the Resigning Agent and the appointment of the Successor Agent shall take effect on the date on which the Successor Agent sends a formal notice of succession to the other Parties hereto.

4. Upon the effectiveness of the resignation of the Resigning Agent and the appointment of the Successor Agent, all further rights and obligations of the Resigning Agent as agent of the other Syndicate Members hereunder shall be immediately discharged, and the Successor Agent shall assume all further rights and obligations as agent of the other Syndicate Members hereunder.

5. After receipt of the notice of succession from the Successor Agent, the Resigning Agent shall, within ten (10) Business Days, provide the Successor Agent with all documents, records and necessary assistance reasonably required for the exercise of rights and performance of obligations hereunder.

6. The Majority Lenders may notify the Agent to resign in accordance with Paragraph 1 above. Upon receipt of such resignation request, the Agent shall resign accordingly in accordance with the provisions of this Article. Otherwise, the Majority Lenders may decide to remove and replace such Agent.

7. In the event of a change of the Agent, the Borrower shall be notified [ten (10)] days in advance of such change, and matters such as the transfer of the special fund supervision account shall be properly completed.

17.10 Deduction and Set-off by Agent

If any Syndicate Member owes any amount to the Agent hereunder, the Agent may, after notifying such Syndicate Member, deduct an amount not exceeding such outstanding Indebtedness from any amount otherwise payable by the Agent to such Syndicate Member hereunder and apply such deducted amount to set off such Indebtedness, and such deducted amount shall be deemed to have been received by such Syndicate Member.

17.11 Other Business

Each Syndicate Member (including its branches) may accept deposits from the Borrower, provide other loans to the Borrower, or engage in any other type of banking business with the Borrower.

17.12 Dealings with Lenders

Unless the Agent receives a notice to the contrary from the relevant Lender in accordance with the terms hereof, the Agent may assume that such Lender is entitled to receive amounts hereunder and is acting through its Handling Bank.

XVIII. Fees and Indemnification

If the Parties have executed a fee letter with relevant Parties in respect of the transactions hereunder, and the provisions below are inconsistent with those in the fee letter, the provisions in the fee letter shall prevail.

18.1 Syndication Fees

The syndication arrangement fee, participation fee, commitment fee, agency fee and other fees payable by the Borrower hereunder shall be subject to the provisions of the fee letter executed by the relevant Parties and the Borrower.

18.2 Syndicate Costs

1. The Parties hereby agree that all reasonable fees and expenses incurred by the Syndicate Members in connection with the negotiation, preparation, execution, amendment and waiver of the Finance Documents (including but not limited to the fees of professional institutions such as lawyers and valuers) shall be borne by the Borrower (unless otherwise provided by applicable laws and regulations).

2. The Parties hereby agree that all fees and expenses incurred by any Syndicate Member in enforcing or preserving its rights under the Finance Documents in any jurisdiction (including but not limited to the fees of professional institutions such as lawyers and valuers and the costs of litigation or arbitration) shall be borne by the Borrower (unless otherwise provided by applicable laws and regulations).

18.3 Exchange Shortfall Indemnity

If any amount payable by the Borrower hereunder is paid in a currency other than the currency expressly agreed to be payable hereunder (the “Contractual Currency”), but in any other currency (the “Payment Currency”), and after the relevant Syndicate Member converts such Payment Currency into the Contractual Currency at the market exchange rate, the amount is less than the amount such Syndicate Member should have received, the Borrower shall indemnify for such shortfall and any exchange fees incurred by such Syndicate Member in connection therewith.

18.4 Calculation Basis

If any Syndicate Member intends to demand the relevant fees or indemnification from the Borrower pursuant to Article 18.2 (Syndicate Costs) or Article 18.3 (Exchange Shortfall Indemnity), it shall notify the Agent and provide detailed calculation basis and evidential documents for such demand. Upon receipt of such demand, the Agent shall promptly notify the Borrower and provide the relevant materials for the Borrower’s confirmation.

XIX. Transfer

19.1 Transfer by the Borrower

The Borrower shall not transfer any of its rights or obligations hereunder.

19.2 Transfer by Lenders

1. If any Lender (the “Transferor Lender”) intends to transfer all or any of its rights and/or obligations hereunder to one or more financial institutions (the “Transferee Lenders”), it shall give a notice (the “Transfer Notice”) to the Borrower and the Agent at least ten (10) Business Days in advance.

2. If any Lender intends to transfer all or part of its Commitment, it shall obtain the prior written consent of the Borrower; provided, however, that if the Borrower does not expressly indicate its disapproval within three (3) Business Days after receipt of the notice of intended transfer issued by the Lender, the Borrower shall be deemed to have consented to such transfer.

3. If any Lender intends to transfer all of its share in the Outstanding Loan Balance, it shall not require the consent of the Agent or any other Party hereto.

4. Notwithstanding the foregoing, if national laws, regulations or regulatory authorities provide otherwise for syndicated loans, the Lender shall comply with such provisions when making the aforesaid transfer.

19.3 Effectiveness of Transfer

An transfer made by a Lender in accordance with Article 19.2 (Transfer by Lenders) shall take effect on the Transfer Date specified in the Transfer Certificate after the Transferor Lender, the Transferee Lender and the Agent have executed a duly completed Transfer Certificate (in the form and content set out in Schedule 3 (Form of Transfer Certificate) hereto). The Agent shall not refuse or delay signing the Transfer Certificate.

19.4 Binding Effect of Transfer

Any transfer made and completed in accordance with Article XIX (Transfer) shall be binding on all Parties hereto.

19.5 Consequences of Transfer

With effect from the effective date of the transfer, the Transferee Lender shall become a Lender and, within the scope of the transfer target set out in the Transfer Certificate:

1. The Transferor Lender shall cease to have and bear all rights and obligations hereunder relating to the transfer target; and

2. the Transferee Lender shall have and bear all rights and obligations hereunder relating to the transfer target.

19.6 Non‑liability of Transferor Lender

The Transferor Lender shall not be liable to the Transferee Lender in respect of any of the following matters:

1. the due execution, authenticity, accuracy, completeness, legality, validity or enforceability of this Contract or any other document relating hereto;

2. the collectability of any amounts payable hereunder; and

3. the truthfulness, accuracy and completeness of any factual statements made by any other Party hereto under or in connection with this Contract.

19.7 Further Non‑liability of Transferor Lender

The Transferor Lender shall have no obligation:

1. to repurchase from any Transferee Lender any rights and obligations it has transferred to such Transferee Lender in accordance with Article 19.2 (Transfer by Lenders);

2. to indemnify any Transferee Lender against any losses suffered by such Transferee Lender as a result of the Borrower or any other Syndicate Member failing to perform any obligation hereunder.

19.8 Bookkeeping

The Agent shall maintain a register of all Parties hereto, be responsible for the registration of transfer, record the details of all previous syndicated loan transfer, and promptly notify the other Parties hereto after any transfer occurs.

19.9 Change of Handling Bank

Any Lender may change its Handling Bank by giving a notice to the Borrower and the Agent at least ten (10) Business Days in advance.

XX. Relationship of Rights and Obligations among Syndicate Members

20.1 Several Obligations

The obligations of each Syndicate Member hereunder are several and independent. If any Syndicate Member fails to perform any of its obligations hereunder, such failure shall not affect or excuse the performance by any other Syndicate Member of its respective obligations hereunder. No Syndicate Member shall be liable for the obligations of any other Syndicate Member hereunder.

20.2 Several Rights

The rights of each Syndicate Member hereunder are also several and independent. Any Indebtedness from time to time incurred by any Party hereto to any Syndicate Member hereunder shall be a separate Indebtedness. Unless otherwise agreed herein, each Syndicate Member shall be entitled to exercise its rights hereunder independently. No Syndicate Member may refuse to perform any of its obligations hereunder on the ground of independence of rights.

XXI. Confidentiality Obligations

21.1 Scope of Confidentiality

Each Party hereto shall keep confidential the information provided to it by other Parties hereunder and expressly marked as confidential. However, such Party shall have the right to disclose such information under any of the following circumstances:

1. Such information has become publicly known without breach of this Article by the relevant Syndicate Member;

2. Such information is required to be disclosed in connection with any litigation, arbitration or administrative proceeding, enforcement proceedings of judicial or administrative authorities or other proceedings of a similar nature;

3. Such information is required to be disclosed pursuant to any law or regulation (in which case disclosure shall be made only to the extent required by such law or regulation);

4. Such information is required to be disclosed pursuant to the listing rules of the stock exchange where it is listed;

5. Such information is required to be disclosed by any governmental, financial, taxation or other administrative authority (in which case disclosure shall be made only to the extent required by such authority);

6. Such information is disclosed to its directors, officers, employees or professional advisors (including but not limited to lawyers, auditors, etc.) who need to know such information; provided that such persons have undertaken to the relevant Syndicate Member to comply with the confidentiality obligations set forth in this Article;

7. Such information is disclosed to the extent permitted under Article 21.2 (Other Scope of Disclosure);

8. Any Syndicate Member is required to disclose such information to relevant rating agencies in the securitization of loan claims; and/or

9. Disclosure is made with the consent of the provider of the confidential information.

21.2Other Scope of Disclosure

Any Syndicate Member may disclose the following documents to any person who may or has entered into any transfer or sub-participation agreement under Article XIX (Transfer) hereof with such Syndicate Member:

1. A copy of this Contract; and/or

2. Any information obtained by such Syndicate Member in relation to the Borrower, this Contract and the transactions hereunder.

Provided, however, that the recipient of the confidential information must undertake to such Syndicate Member, prior to receiving any such information, to comply with the confidentiality obligations set forth in Article XXI (Confidentiality Obligations) hereof.

21.3 Supersedure

The provisions of Article 21.1 (Scope of Confidentiality) and Article 21.2 (Other Scope of Disclosure) hereof shall supersede any confidentiality undertaking made by any Syndicate Member in relation to the Borrower, this Contract and the transactions hereunder prior to becoming a Party hereto.

21.4 Information Collection

The Borrower hereby consents to and irrevocably authorizes the Syndicate Members, without violating the prohibitive provisions of the Regulation on the Credit Investigation Industry and relevant laws and regulations, and in accordance with the collection requirements of the financial credit information basic database established by the State, to provide the financial credit information basic database established by the State with all information in respect of the contracts, agreements and undertakings signed between the Borrower and the Syndicate Members (including the performance information relating to all such contracts, agreements and undertakings), as well as the basic enterprise information and other information provided by the Borrower, for inquiry and use by qualified institutions. Meanwhile, the Syndicate Members shall also have the right to inquire and use the credit information of the Borrower that has been recorded in the financial credit information basic database established by the State. This authorization covers all links necessary for the Syndicate Members to manage the business hereunder before and after the execution of this Contract, and shall expire upon the actual termination of this Contract.

XXII. Amendments and Waivers

22.1 Application for and Consent to Amendment or Waiver

1. If the Borrower submits an application for amendment or waiver of any terms of this Contract, the Agent shall, in accordance with the provisions hereof, review the written application submitted by the Borrower and verify whether the Borrower has provided the information and materials required for the Lenders to make decisions (such as cash flow projections and financial statements). Upon receipt of the aforesaid required documents, the Agent shall promptly notify each Lender to vote on such matter.

2. If any Lender intends to amend any terms of this Contract, it shall first notify the Agent, and the Agent shall promptly notify the other Lenders to vote on such matter upon receipt of the notice. If the amendment proposed by such Lender involves the Borrower and any Security Provider, the Agent shall also send a copy of the notice to the Borrower and such Security Provider, and negotiate the amendment of the contract terms with the Borrower on behalf of the Syndicate in accordance with the relevant provisions hereof.

3. In respect of any amendment or waiver proposed by the Borrower or any Lender, the Agent shall determine whether such matter requires the consent of the Majority Lenders or all Lenders in accordance with the relevant provisions hereof. If this Contract does not expressly provide therefor, or if there is a dispute between the Lenders and the Borrower, such matter shall be deemed to require the consent of the Majority Lenders.

4. Upon receipt of an application for amendment or waiver from the Borrower or any Lender, the Agent shall complete the voting procedure in accordance with Article 17.7 (Syndicate Meetings) hereof, and promptly notify each Lender, the Borrower and the relevant Security Provider of the final valid voting result.

22.2 Written Amendments

Any amendment to any provision of this Contract shall be made in writing and shall take effect upon execution by all Parties hereto.

22.3 Consent of the Agent

Amendment of any provision involving any of the following matters shall require the consent of the Agent:

1. Article VIII (Payment Provisions), Article XVII (Relationship among Syndicate Members) or Article XXII (Amendments and Waivers) hereof; and/or

2. Amendment or waiver of any right of the Agent hereunder, or imposition of any additional obligation on the Agent.

XXIII. Notices

23.1 Notices through the Agent

All communications between the Borrower and any Syndicate Member in connection with this Contract shall be conducted through the Agent.

23.2 Method of Notice

Any notice, request or other document sent by any Party hereto to any other Party shall be made in writing and sent to the contact address, telex number, fax number, e-mail address and marked attention of the contact person (if any) designated by the recipient from time to time in writing. The initial contact address, telex number, fax number, e-mail address and contact person (if any) designated by each Party are set forth on the signature pages hereof.

Each Party hereto hereby confirms that the contact information initially designated by it on the signature pages hereof or subsequently changed in accordance with this Contract shall be the service address for litigation or arbitration documents involved in any dispute hereunder, and shall bear the legal consequences arising therefrom.

23.3 Service of Notice

Notices between the Parties hereto shall be deemed effectively served on the recipient:

(1) at the time of actual delivery if delivered by hand;

(2) upon completion of transmission and receipt of a successful fax confirmation or report if transmitted by fax;

(3) at 12:00 (Beijing time) on the fifth (5th) Business Day after posting to the correct address if sent by post (a copy shall first be faxed to the recipient prior to posting);

(4) at 12:00 (Beijing time) on the fifth (5th) Business Day after sending to the correct e-mail address if sent by e-mail.

Save as otherwise provided in the preceding paragraph of this Article, any other document made or delivered by one Party to another shall only be deemed effectively served upon actual receipt by such other Party.

23.4 Change of Address

If any Party hereto changes its contact address, telex number, fax number or e-mail address, it shall promptly notify the Agent of such change. Upon receipt of such change notice, the Agent shall immediately notify the other Parties hereto. If the Agent changes the aforesaid information, it shall also promptly notify the other Parties.

23.5 Language of Notices

All notices hereunder shall be in the Chinese language.

XXIV. Evidence of Indebtedness

Each Syndicate Member shall keep accounting entries and records in connection with this Contract in its accounting books in accordance with its general business practice. The Indebtedness of the Borrower to the Syndicate Members hereunder shall be as recorded in the accounting vouchers issued by the Syndicate Members in accordance with their general business practice (in the absence of manifest errors).

XXV. Cumulative Rights and Severability of Provisions

25.1 Cumulative Rights

No failure or delay on the part of any Syndicate Member to exercise any right hereunder shall constitute such Syndicate Member's waiver of such right. No single or partial exercise of any such right by any Syndicate Member shall preclude such Syndicate Member from exercising the same or any other right further or in the future. The rights and remedies provided hereunder are cumulative and shall not prejudice any other rights or remedies conferred on any Syndicate Member by applicable laws and regulations.

25.2 Severability of Provisions

If any provision of this Contract becomes illegal, invalid or unenforceable at any time, the legality, validity or enforceability of the other provisions of this Contract shall not be affected or impaired thereby.

XXVI. Contract Text

26.1 Language

This Contract is drafted and executed in Chinese.

26.2 Original Executions

This Contract is made in [Six (6)] original counterparts, with the Arranger, the Co-Arranger, Agent, each Lender and the Borrower each holding [Two (2)] counterparts. Each counterpart shall have the same legal effect.

XXVII. Governing Law and Dispute Resolution

27.1 Governing Law

This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

27.2 Dispute Resolution

In the event of any dispute arising out of or in connection with this Contract, upon receipt of a written notice of such dispute from any Party, all Parties shall endeavor to resolve such dispute through friendly consultation within fifteen (15) days. If such dispute cannot be resolved through friendly consultation within such period, any Party shall have the right to choose to resolve such dispute by means set out in Item [2] below:

1. To submit such dispute to the [/] Arbitration Commission for arbitration in [/] in accordance with its current arbitration rules. The arbitral award shall be final and binding on all Parties to the dispute;

2. To submit such dispute to the People’s Court located at the place where the [Agent] is situated for resolution through litigation.

27.3 Waiver of Immunity

The Borrower hereby irrevocably waives any immunity to which it or its assets may be entitled in any jurisdiction in any litigation or judicial proceedings.

XXVIII. Effectiveness

28.1 The Parties hereby unanimously agree that [Redacted] may execute this Contract by means of electronic signature or physical seal, and all other Parties shall execute this Contract by means of physical seal. The electronic signature and the physical seal of [Redacted] shall have the same legal effect. All other Parties acknowledge the validity and evidential effect of the relevant data messages formed by [Redacted] executing this Contract by electronic signature (including but not limited to electronic contracts generated and retained in [Redacted]).

28.2 If [Redacted] executes this Contract by electronic signature, this Contract shall take effect on the date (the “Effective Date”) on which the electronic signature of [Redacted] is printed on this Contract, and each other Party signs or affixes a personal seal by its legal representative (responsible person) or authorized representative and affixes its official seal or special contract seal. The other Parties may verify the relevant information of this Contract by logging on to the official website of [Redacted] or other channels confirmed and announced by [Redacted]. If the other Parties have any questions, they may consult the business outlets of [Redacted] or call the customer service hotline of [Redacted]. If [Redacted] executes this Contract by physical seal, this Contract shall take effect on the date on which the legal representative (responsible person) or authorized agent of [Redacted] signs or affixes a personal seal and [Redacted] affixes its official seal or special contract seal, and the legal representative (responsible person) or authorized representative of each other Party signs or affixes a personal seal and such other Party affixes its official seal or special contract seal.

XXIX. Other Agreements

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Schedule 1: Original Commitments of Lenders

Schedule 2: Form of Document Confirmation

Schedule 3: Form of Transfer Certificate

Schedule 4: Accounts of the Parties

Schedule 5: Basic Information of the M&A Transaction and the M&A Loan

Schedule 6: Form of Drawdown Notice

Schedule 7: Repayment Schedule

Schedule 8: Form of Participation Notice

Schedule 9: Form of Prepayment Notice

Signature Page